Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RW HOLDINGS NNN REIT, INC.,

RICH UNCLES NNN OPERATING PARTNERSHIP, LP,

KATANA MERGER SUB, LP

AND

RICH UNCLES REAL ESTATE INVESTMENT TRUST I

DATED AS OF SEPTEMBER 19, 2019

i

ii

EXHIBITS

Exhibit A – REIT I Charter Amendment

DISCLOSURE LETTERS

REIT I Disclosure Letter
NNN REIT Disclosure Letter

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 19, 2019 (this “Agreement”), is made and entered in by and among RW Holdings NNN REIT, Inc., a Maryland corporation (“NNN REIT”), Rich Uncles NNN Operating Partnership, LP, a Delaware limited partnership and the operating partnership of NNN REIT (“NNN REIT Operating Partnership”), Katana Merger Sub, LP, a Delaware limited partnership and a subsidiary of NNN REIT (“Merger Sub”), and Rich Uncles Real Estate Investment Trust I, an unincorporated California association (“REIT I”). Each of NNN REIT, NNN REIT Operating Partnership, Merger Sub and REIT I is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

WHEREAS, the Parties wish to effect a business combination in which REIT I will be merged with and into Merger Sub (the “Merger”), with Merger Sub being the surviving company, and each share of REIT I Capital Stock (as defined herein) issued and outstanding immediately prior to the Merger Effective Time (as defined herein) will be converted into the right to receive the Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the California Corporations Code (the “CCC”) and the Delaware Revised Uniform Limited Partnership Act (“DRULPA”);

WHEREAS, on the recommendation of the special committee (the “REIT I Special Committee”) of the REIT I Board of Trust Managers (the “REIT I Board”), the REIT I Board has (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of REIT I and its shareholders, (b) authorized and approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (c) directed that the Merger be submitted for consideration at the REIT I Shareholders Meeting and (d) recommended the approval of the Merger by the REIT I Shareholders;

WHEREAS, on the recommendation of the special committee (the “NNN REIT Special Committee”) of the Board of Directors of NNN REIT (the “NNN REIT Board”), the NNN REIT Board has (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of NNN REIT and its stockholders, (b) authorized and approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (c) directed that the Merger be submitted for consideration at the NNN REIT Stockholders Meeting and (d) recommended the approval of the Merger by the stockholders of NNN REIT;

WHEREAS, NNN REIT, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code; and

WHEREAS, each of the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1

DEFINITIONS

Section 1.1           Definitions.

(a)                For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to NNN REIT or REIT I, as applicable, than those contained in the Confidentiality Agreement.

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention stock option, restricted stock, profits interest unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, or whether or not reduced to writing.

“Book-Entry Share” means, with respect to any Party, a book-entry share registered in the transfer books of such Party.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in Los Angeles, California are authorized or required to be closed.

“CCC” has the meaning set forth in the Recitals.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” means the letter agreement dated as of May 20, 2019, between REIT I and NNN REIT.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other agreement.

“Contribution Agreement” means that certain Contribution Agreement being entered concurrently herewith by and among NNN Rich Uncles Partnership, NNN REIT, REIT I Advisor and Daisho OP Holdings, LLC.

“Debt Facilities” means, with respect to REIT I, any Contract set forth in Section 4.12(a)(iv) of the REIT I Disclosure Letter.

“Environmental Law” means any Law (including common law) relating to the pollution (or cleanup thereof) or protection of the natural resources, endangered or threatened species, or environment (including ambient air, soil, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, generation, processing, recycling, remediation, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” means any permit, approval, license, exemption, action, consent or other authorization issued, granted, given, authorized by or required under any applicable Environmental Law.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, filing and mailing of the REIT I Proxy Statement (with respect to REIT I) and the NNN REIT Proxy Statement (with respect to NNN REIT), the preparation, printing and filing of the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the REIT I Proxy Statement (with respect to REIT I) and the NNN REIT Proxy Statement (with respect to NNN REIT), the solicitation of stockholder approval, engaging the services of the Transfer Agent, obtaining any third party consents, making any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“Expense Reimbursement Payment” means payment in an amount equal to the documented Expenses of the Party that is entitled to receive such payment pursuant to Section 9.3; provided, that such payment shall not exceed $1,000,000.

“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification; Subsidiaries); Section 4.2 (Authority; Approval Required); Section 4.4 (Capital Structure); Section 4.5(f) (Investment Company Act); Section 5.1 (Organization and Qualification; Subsidiaries); Section 5.2 (Authority) and Section 5.4 (Capital Structure).

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

“Hazardous Substances” means (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas or minerals in each case, whether naturally occurred or man-made, that is listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state and local counterparts, as each may be amended from time to time, and all regulations thereunder, including: the Comprehensive, Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, urea formaldehyde foam insulation, mold, methane, asbestos in any form, radioactive materials or wastes and radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Intellectual Property” means all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and copyrightable works, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” means (i) with respect to any REIT I Party, the actual knowledge, after reasonable investigation, of the persons named in Schedule A to the REIT I Disclosure Letter and (ii) with respect to any NNN REIT Party, the actual knowledge, after reasonable investigation, of the persons named in Schedule A to the NNN REIT Disclosure Letter.

“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations and Orders promulgated by any Governmental Authority.

“Lien” means any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, excluding any restrictions on transfer of equity securities arising under applicable securities Laws.

“Material Contract” means any NNN REIT Material Contract or any REIT I Material Contract, as applicable.

“Merger Sub Governing Documents” means the certificate of limited partnership and limited partnership agreement of Merger Sub, as in effect on the date hereof.

“NNN REIT Advisor” means Rich Uncles NNN REIT Operator, LLC, a Delaware limited liability company and external adviser to NNN REIT.

“NNN REIT Advisory Agreement” means the Second Amended and Restated Advisory Agreement between NNN REIT and NNN REIT Advisor, dated as of August 11, 2017, as amended or supplemented as of the date hereof.

“NNN REIT Bylaws” means the Bylaws of NNN REIT, as amended and in effect on the date hereof.

“NNN REIT Charter” means the Articles of Amendment and Restatement of the Articles of Incorporation of NNN REIT dated May 23, 2016, as amended or supplemented and in effect on the date hereof.

“NNN REIT Class C Common Stock” means the NNN REIT Common Stock classified as Class C pursuant to the NNN REIT Charter.

“NNN REIT Class S Common Stock” means the NNN REIT Common Stock classified as Class S pursuant to the NNN REIT Charter.

“NNN REIT Common Stock” means the common stock, par value $0.001 per share, of NNN REIT.

“NNN REIT DRP” means the distribution reinvestment plan of NNN REIT.

“NNN REIT Governing Documents” means the NNN REIT Charter, the NNN REIT Bylaws, the certificate of limited partnership of NNN REIT Operating Partnership, and the NNN REIT Partnership Agreement.

“NNN REIT Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of NNN REIT and the NNN REIT Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of NNN REIT Parties to consummate the Merger before the Outside Date; provided, that, for purposes of the foregoing clause (i), “NNN REIT Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any changes in economic, market or business conditions generally in the U.S. or any other jurisdiction in which NNN REIT or the NNN REIT Subsidiaries operate or in the U.S. or global financial markets generally, including changes in interest or exchange rates (except, in each case, to the extent having a disproportionate effect on NNN REIT and the NNN REIT Subsidiaries, taken as a whole, compared to other companies in the industry in which NNN REIT and the NNN REIT Subsidiaries operate), (B) changes in general economic conditions in the industries in which NNN REIT and the NNN REIT Subsidiaries operate, (C) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (D) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (E) the execution and delivery of this Agreement, or the public announcement of the Merger or the other transactions contemplated by this Agreement, (F) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of REIT I, (G) earthquakes, hurricanes, floods or other natural disasters, (H) changes in Law or GAAP (or the interpretation thereof), or (I) any Action made or initiated by any holder of NNN REIT Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (A), (B), (C), (D), (G) and (H) do not disproportionately affect NNN REIT and the NNN REIT Subsidiaries, taken as a whole, compared to other companies in the industry in which NNN REIT and the NNN REIT Subsidiaries operate.

“NNN REIT OP Partnership Interest” means the ownership interest in NNN REIT Operating Partnership owned by a partner thereof.

“NNN REIT Parties” means NNN REIT, Merger Sub and NNN REIT Operating Partnership.

“NNN REIT Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership, dated as of August 11, 2017, of NNN REIT Operating Partnership, as amended through the date hereof.

“NNN REIT Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by NNN REIT or any NNN REIT Subsidiary as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“NNN REIT Proxy Statement” means the proxy statement relating to the NNN REIT Stockholders Meeting (with respect to the disclosures therein relating to NNN REIT, its officers and directors and any NNN REIT Subsidiary), together with any amendments or supplements thereto, which is a part of the Joint Proxy Statement/Prospectus.

“NNN REIT SRP” means the share repurchase program of NNN REIT in effect as of the date of this Agreement.

“NNN REIT Stockholder Approval” means the affirmative vote of a majority of the votes cast by the holders shares of NNN REIT Common Stock entitled to vote at the NNN REIT Stockholders Meeting on the Merger.

“NNN REIT Stockholders Meeting” means the meeting of the holders of shares of NNN REIT Common Stock for the purpose of seeking the NNN REIT Stockholder Approval, including any postponement of adjournment thereof.

“NNN REIT Subsidiary” means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by NNN REIT, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by NNN REIT or of which NNN REIT or any NNN REIT Subsidiary is a general partner, manager, managing member or the equivalent, including NNN REIT Operating Partnership.

“NNN REIT Termination Payment” means an amount equal to $2,540,000.

“Order” means a judgment, injunction, order or decree of any Governmental Authority.

“Permitted Liens” means any of the following: (i) Liens for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (ii) mechanics and materialmen’s Liens for amounts incurred in the ordinary course of business and which are not yet due and payable or are being contested in good faith or such Liens which have been filed of record but which have been bonded over or otherwise insured against; (iii) with respect to any real property, Liens that are zoning regulations, entitlements or other land use or environmental regulations by any Governmental Authority; (iv) with respect to NNN REIT, Liens that are disclosed on Section 1.1(a) of the NNN REIT Disclosure Letter, and with respect REIT I, Liens that are disclosed on Section 1.1(a) of the REIT I Disclosure Letter; (v) with respect to NNN REIT, Liens that are disclosed on the most recent consolidated balance sheet of NNN REIT, or notes thereto (or securing liabilities reflected on such balance sheet), and with respect to REIT I, Liens that are disclosed on the most recent consolidated balance sheet of REIT I, or notes thereto (or securing liabilities reflected on such balance sheet); (vi) with respect to NNN REIT or REIT I, arising pursuant to any Material Contracts of such Party; (vii) with respect to any real property of NNN REIT or REIT I, Liens that are disclosed on existing title policies made available to the other Party prior to the date hereof; or (viii) with respect to NNN REIT or REIT I, Liens that were incurred in the ordinary course of business since December 31, 2017, and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“REIT I Advisor” means BrixInvest, LLC, a Delaware limited liability company and the external advisor to REIT I.

“REIT I Bylaws” means the Bylaws of REIT I, as amended and in effect on the date hereof.

“REIT I Capital Stock” means the REIT I Common Shares and the REIT I Excess Shares, collectively.

“REIT I Charter” means the Amended and Restated Declaration of Trust of REIT I dated December 29, 2015, as amended or supplemented and in effect on the date hereof.

 “REIT I Charter Amendment” means the amendment to the REIT I Charter in the form attached hereto as Exhibit A.

“REIT I Common Shares” means the shares of beneficial interest of REIT I representing common shares, $0.01 par value per share.

“REIT I DRP” means the dividend reinvestment plan of REIT I.

“REIT I Excess Shares” means the shares of beneficial interest of REIT I representing excess shares, $0.01 par value per share.

“REIT I Governing Documents” means the REIT I Charter and the REIT I Bylaws.

“REIT I Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that individually or in the aggregate, (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of REIT I and the REIT I Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of the REIT I to consummate the Merger before the Outside Date; provided, that, for purposes of the foregoing clause (i), “REIT I Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any changes in economic, market or business conditions generally in the U.S. or any other jurisdiction in which REIT I or the REIT I Subsidiaries operate or in the U.S. or global financial markets generally, including changes in interest or exchange rates (except, in each case, to the extent having a disproportionate effect on REIT I and the REIT I Subsidiaries, taken as a whole, compared to other companies in the industry in which REIT I and the REIT I Subsidiaries operate), (B) changes in general economic conditions in the industries in which REIT I and the REIT I Subsidiaries operate, (C) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (D) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (E) the execution and delivery of this Agreement, or the public announcement of the Merger or the other transactions contemplated by this Agreement, (F) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of NNN REIT, (G) earthquakes, hurricanes, floods or other natural disasters, (H) changes in Law or GAAP (or the interpretation thereof), or (I) any Action made or initiated by any holder of REIT I Common Shares, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (A), (B), (C), (D), (G) and (H) do not disproportionately affect REIT I and the REIT I Subsidiaries, taken as a whole, compared to other companies in the industry in which REIT I and the REIT I Subsidiaries operate.

“REIT I Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by REIT I or any REIT I Subsidiary as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“REIT I Proxy Statement” means the proxy statement relating to the REIT I Shareholders Meeting (with respect to the disclosures therein relating to REIT I, its officers and directors and any REIT I Subsidiary), together with any amendments or supplements thereto, which is a part of the Joint Proxy Statement/Prospectus.

“REIT I Shareholders” means the holders of the outstanding REIT I Common Shares.

“REIT I Shareholder Approvals” means the affirmative vote of the holders of a majority of the outstanding shares of REIT I Common Shares entitled to vote at the REIT I Shareholders Meeting on both the Merger and the REIT I Charter Amendment.

“REIT I Shareholders Meeting” means the meeting of the holders of shares of REIT I Common Shares for the purpose of seeking the REIT I Shareholder Approvals, including any postponement or adjournment thereof.

“REIT I SRP” means the share repurchase program of REIT I in effect as of the date of this Agreement.

“REIT I Subsidiary” means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by REIT I, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by REIT I or of which REIT I or any REIT I Subsidiary is a general partner, manager, managing member or the equivalent.

“REIT I Termination Payment” means an amount equal to $$2,540,000.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Tax” or “Taxes” means any United States federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.

“Tax Lien” means Liens relating to Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Payment” means, as applicable, the Expense Reimbursement Payment, the REIT I Termination Payment or the NNN REIT Termination Payment payable pursuant to Section 9.3(b).

“Wholly Owned REIT I Subsidiary” means any wholly owned subsidiary of REIT I.

“Wholly Owned NNN REIT Subsidiary” means NNN REIT Operating Partnership and any wholly owned subsidiary of NNN REIT or NNN REIT Operating Partnership.

(b)                In addition to the terms defined in Section 1.1(a), the following terms shall have the respective meanings set forth in the sections set forth below opposite such term:

Defined Term	Location of Definition
Acquisition Agreement	Section 7.3(d)
Agreement	Preamble
Certificate of Merger	Section 2.3
Charter Restrictions	Section 7.10
Closing	Section 2.2
Closing Date	Section 2.2
Competing Proposal	Section 7.3(k)(i)
DE SOS	Section 2.3(a)
DRULPA	Recitals
Encumbrances	Section 4.10(a)
Escrow Agreement	Section 9.3(b)
Exchange Ratio	Section 3.1(a)(i)
Form S-4	Section 7.1(a)
Indemnified Parties	Section 7.8(b)
Interim Period	Section 6.1(a)
Joint Proxy Statement/Prospectus	Section 7.1
Merger Consideration	Section 3.1(a)(i)
Merger Effective Time	Section 2.3
Merger Sub	Preamble
Merger	Recitals
NNN REIT	Preamble
NNN REIT Adverse Recommendation Change	Section 7.1(c)
NNN REIT Board	Recitals
NNN REIT Disclosure Letter	Article 5
NNN REIT Operating Partnership	Recitals
NNN REIT Preferred Stock	Section 5.4(a)
NNN REIT Special Committee	Recitals
NNN REIT Terminating Breach	Section 9.1(c)(i)
NNN REIT Voting Debt	Section 5.4(d)
Party(ies)	Preamble
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying REIT Income	Section 9.3(f)(i)
Registered Securities	Section 7.1(a)
REIT I	Preamble
REIT I Adverse Recommendation Change	Section 7.3(d)
REIT I Board	Recitals
REIT I Board Recommendation	Section 4.2(c)
REIT I Disclosure Letter	Article 4
REIT I Insurance Policies	Section 4.15
REIT I Management Agreement Documents	Section 4.12(d)
REIT I Material Contract	Section 4.12(b)
REIT I Organizational Documents	Section 7.8(b)
REIT I Permits	Section 4.8(a)
REIT I Related Party Agreements	Section 4.17
REIT I SEC Documents	Section 4.5(a)
REIT I Special Committee	Recitals
REIT I Subsidiary Partnership	Section 4.13(h)
REIT I Tax Protection Agreements	Section 4.13(h)
REIT I Terminating Breach	Section 9.1(d)(i)
REIT I Voting Debt	Section 4.4(c)
Merger Effective Time	Section 2.3
Sarbanes-Oxley Act	Section 4.5(a)
Superior Proposal	Section 7.3(k)(ii)
Surviving Entity	Section 2.1
Takeover Statutes	Section 4.20
Taxable REIT Subsidiary	Section 4.1(c)
Transfer Agent	Section 3.2(a)
Transfer Taxes	Section 7.13(d)

Section 1.2           Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)               when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)               the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)               whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d)               “or” shall be construed in the inclusive sense of “and/or”;

(e)               the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(f)                all references herein to “$” or dollars shall refer to United States dollars;

(g)               no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(h)               it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(i)                 the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase;

(j)                 references to a Person are also to its successors and permitted assigns;

(k)               any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of Los Angeles, California, unless otherwise specified;

(l)                 all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and

(m)             the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

Article 2

THE MERGER

Section 2.1           The Merger; Other Transactions. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the CCC and DRULPA, at the Merger Effective Time, REIT I shall be merged with and into Merger Sub, whereupon the separate existence of REIT I will cease, with Merger Sub surviving the Merger (Merger Sub, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following and as a result of the Merger, the Surviving Entity will be owned by NNN REIT, as its general partner, and Rich Uncles NNN LP LLC, as its limited partner. The Merger shall have the effects provided in this Agreement and the Certificate of Merger, and as specified in the applicable provisions of the CCC and DRULPA.

Section 2.2           Closing. The closing of the Merger (the “Closing”) will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., Pacific time on the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions at the Closing) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) such other place or date as may be agreed in writing by NNN REIT and REIT I. The date on which the Closing actually takes place is referred to herein as the “Closing Date.”

Section 2.3           Effective Time. On the Closing Date, NNN REIT, REIT I and Merger Sub shall (i) cause a certificate of merger with respect to the Merger to be duly executed and filed with the Delaware Secretary of State in accordance with the DRULPA (the “Certificate of Merger”), (ii) make any other filings, recordings or publications required to be made by REIT I, Merger Sub or the Surviving Entity under the DRULPA or CCC in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger are accepted for record by the Delaware Secretary of State or on such other date and time (not to exceed five (5) Business Days after the Certificate of Merger are accepted by the Delaware Secretary of State) as specified in the Certificate of Merger (such date and time, the “Merger Effective Time”), it being understood and agreed that the Parties shall cause the Merger Effective Time to occur on the Closing Date. The Certificate of Merger shall provide that the name of the Surviving Entity shall be “Katana Merger Sub LP.”

Section 2.4           Organizational Documents of the Surviving Entity.

(a)                From and after the Merger Effective Time, the charter of NNN REIT shall remain in effect as the charter of NNN REIT until thereafter amended in accordance with applicable Law and the applicable provisions of the charter of NNN REIT, as amended.

(b)                At the Merger Effective Time and by virtue of the Merger, the certificate of limited partnership and the limited partnership agreement of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the certificate of limited partnership and the limited partnership agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of organization and operating agreement.

Section 2.5           General Partner of the Surviving Entity. At the Merger Effective Time, by virtue of the Merger, the NNN REIT shall be the general partner of the Surviving Entity.

Section 2.6           Tax Treatment of Merger. The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section 2.6, and no Party shall take a position inconsistent with such treatment.

Section 2.7           Subsequent Actions. If at any time after the Merger Effective Time NNN REIT shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Merger Sub its right, title or interest in, to or under any of the rights or properties of REIT I acquired or to be acquired by the Merger Sub as a result of, or in connection with, the Merger Sub or otherwise to carry out the intent of this Agreement, then the officers of NNN REIT shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in Merger Sub or NNN REIT, or otherwise to carry out this Agreement.

Article 3

EFFECTS OF THE MERGER

Section 3.1           Effects of the Merger.

(a)               The Merger. At the Merger Effective Time, by virtue of the Merger and without any further action on the part of REIT I or Merger Sub or the holders of any securities of NNN REIT, REIT I or Merger Sub:

(i)                 Each share of REIT I Common Shares and each share of REIT I Excess Shares, or fraction thereof, issued and outstanding as of immediately prior to the Merger Effective Time will be converted into the right to receive, in accordance with the terms of this Agreement one (1) share, or the corresponding fraction thereof, as applicable, (the “Exchange Ratio”) (upon the proper surrender of such Book-Entry Share) of validly issued, fully paid and nonassessable shares of NNN REIT Class C Common Stock (the “Merger Consideration”) in accordance with Section 3.2 and subject to Section 3.1(a)(ii), Section 3.1(a)(iii), Section 3.1(b), Section 3.3 and the next sentence of this Section 3.1(a)(i). The Merger Consideration payable to each holder of REIT I Common Shares will be aggregated and each such holder shall be entitled to receive such number of shares of NNN REIT Class C Common Stock, including any fraction thereof (which fraction shall be rounded down to the nearest 1/10,000th), consistent with the Exchange Ratio. From and after the Merger Effective Time, all such shares of REIT I Common Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a share of REIT I Common Shares shall cease to have any rights with respect thereto, except for the right to receive the Merger Consideration therefor in accordance with Section 3.2.

(ii)               Each share of REIT I Common Shares, if any, then held by any Wholly Owned REIT I Subsidiary shall automatically be retired and shall cease to exist, and no Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Merger.

(iii)             Each share of REIT I Common Shares, if any, then held by NNN REIT or any Wholly Owned NNN REIT Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Merger.

(iv)              Each membership interest of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain the only issued and outstanding membership interests of Merger Sub, and NNN REIT shall remain the sole member of Merger Sub.

(b)                Adjustment of the Merger Consideration. Between the date of this Agreement and the applicable Merger Effective Time, if any of REIT I, NNN REIT or NNN REIT Operating Partnership should split, combine or otherwise reclassify the REIT I Common Shares, any class of the NNN REIT Common Stock or any class of the NNN REIT OP Partnership Interest, or makes a dividend or other distribution in shares of the REIT I Common Shares, the NNN REIT Common Stock or the NNN REIT OP Partnership Interest (including any dividend or other distribution of securities convertible into REIT I Common Shares, NNN REIT Common Stock or NNN REIT OP Partnership Interest, but not including shares of REIT I Common Shares issued pursuant to the REIT I DRP or shares of NNN REIT Common Stock issued pursuant to the NNN REIT DRP), or engages in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parties hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted.

(c)                Transfer Books. From and after the Merger Effective Time, the share transfer books of REIT I shall be closed, and thereafter there shall be no further registration of transfers of REIT I Common Shares or REIT I Excess Shares. From and after the Merger Effective Time, Persons who held REIT I Common Shares or REIT I Excess Shares outstanding immediately prior to the Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement or by applicable Law.

Section 3.2           Exchange Procedures; Distributions with Respect to Unexchanged Shares.

(a)                As soon as practicable following the Merger Effective Time, NNN REIT shall cause its transfer agent, Computershare Inc., a Delaware corporation, or any successor transfer agent for NNN REIT, the “Transfer Agent”) to record the issuance on the stock records of NNN REIT of the amount of NNN REIT Common Stock equal to the Merger Consideration that is issuable to each holder of shares of REIT I Common Shares and REIT I Excess Shares (including any fractional shares thereof), pursuant to Section 3.1(a)(i). Shares of NNN REIT Common Stock issuable pursuant to this Section 3.2(a) in exchange for shares of REIT I Common Shares shall be in Book-Entry form.

(b)                None of NNN REIT, NNN REIT Operating Partnership, the Surviving Entity or the Transfer Agent or any other Person shall be liable to any holder of REIT I Common Shares for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law.

Section 3.3           Withholding Rights. REIT I, any NNN REIT Party, the Surviving Entity or the Transfer Agent, as applicable, each shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of REIT I Common Shares or REIT I Excess Shares, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.4           Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.5           General Effects of the Merger. At the Merger Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the DRULPA and CCC. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the property, rights, privileges, powers and franchises of REIT I and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of REIT I and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

Article 4

REPRESENTATIONS AND WARRANTIES OF REIT I

Except (a) as set forth in the disclosure letter prepared by REIT I and delivered by REIT I to the NNN REIT Parties at or prior to the execution and delivery of this Agreement (the “REIT I Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the REIT I Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure to such other section or subsection of this Agreement is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other section or subsection of this Agreement be specifically cross-referenced); provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the REIT I Disclosure Letter corresponding to such Fundamental Representation; provided, further, that nothing in the REIT I Disclosure Letter is intended to broaden the scope of any representation or warranty of REIT I made herein) or (b) as disclosed in the REIT I SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after December 31, 2018 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward-Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such REIT I SEC Documents to a matter covered by a representation or warranty set forth in this Article 4 is reasonably apparent on its face; provided, that the disclosures in the REIT I SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding section or subsection of the REIT I Disclosure Letter, and (ii) the representations and warranties made in Section 4.3 (No Conflict; Required Filings and Consents), Section 4.5(a) through (c) (SEC Documents; Financial Statements), Section 4.6 (Absence of Certain Changes or Events), Section 4.7 (No Undisclosed Liabilities), Section 4.18 (Brokers) and Section 4.19 (Opinion of Financial Advisor), REIT I hereby, represents and warrants, as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to another date (in which case as of such other date)), to the NNN REIT Parties that:

Section 4.1           Organization and Qualification; Subsidiaries.

(a)                REIT I is a real estate investment trust duly organized, validly existing and in good standing as an unincorporated association under the laws of the State of California and has the requisite trust power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. REIT I is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

(b)                Each REIT I Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each REIT I Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

(c)                Section 4.1(c) of the REIT I Disclosure Letter sets forth a true and complete list of the REIT I Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which REIT I and the REIT I Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by REIT I in each REIT I Subsidiary, including a list of each REIT I Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (each, a “Taxable REIT Subsidiary”) and each REIT I Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d)                Neither REIT I nor any REIT I Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the REIT I Subsidiaries and investments in short-term investment securities).

(e)                REIT I has made available to NNN REIT complete and correct copies of the REIT I Governing Documents. REIT I is in compliance with the terms of its REIT I Governing Documents in all material respects. True and complete copies of REIT I’s minute books, as applicable, have been made available by REIT I to NNN REIT.

(f)                 REIT I has not exempted any “Person” from the “Ownership Limit” or the “Common Shares Ownership Limit,” as such terms are defined in the REIT I Charter, or issued any REIT I Excess Shares or waived any requirement that REIT I Excess Shares be issued.

Section 4.2           Authority; Approval Required.

(a)                REIT I has the requisite trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the REIT I Shareholder Approvals, to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by REIT I and the consummation by REIT I of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary trust action, and no other trust proceedings on the part of REIT I are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject to receipt of the REIT I Shareholder Approvals, to the filing of the Certificate of Merger with, and acceptance for record of the Certificate of Merger by, the Delaware Secretary of State.

(b)                This Agreement has been duly executed and delivered by REIT I, and assuming due authorization, execution and delivery by the NNN REIT Parties, constitutes a legally valid and binding obligation of REIT I enforceable against REIT I in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)                On the recommendation of the REIT I Special Committee, the REIT I Board has (i) determined that the terms of this Agreement, the Merger, the Merger Consideration and the other transactions contemplated by this Agreement are fair to and in the best interests of the holders of REIT I Common Shares, (ii) approved, authorized, adopted and declared advisable this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) directed that the Merger be submitted to a vote of the holders of REIT I Common Shares and (iv) recommended that the holders of REIT I Common Shares vote in favor of approval of the Merger and this Agreement (such recommendation, the “REIT I Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d)                The REIT I Shareholder Approvals are the only votes of the holders of securities of REIT I required to approve the Merger.

Section 4.3           No Conflict; Required Filings and Consents.

(a)                The execution and delivery of this Agreement by REIT I does not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the REIT I Shareholder Approvals, conflict with or violate any provision of (A) the REIT I Governing Documents or (B) any equivalent organizational or governing documents of any other REIT I Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained, all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to REIT I or any REIT I Subsidiary or by which any property or asset of REIT I or any REIT I Subsidiary is bound, or (iii) except as set forth in Section 4.3(a)(iii) of the REIT I Disclosure Letter, require any consent or approval (except as contemplated by Section 4.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of REIT I or any REIT I Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of REIT I or any REIT I Subsidiary pursuant to, any Contract or Permit to which REIT I or any REIT I Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

(b)                The execution and delivery of this Agreement by REIT I do not, and the performance of this Agreement by REIT I will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by REIT I, except (i) the filing with the SEC of (A) the REIT I Proxy Statement contained in the Joint Proxy Statement/Prospectus, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Certificate of Merger with, and the acceptance for recording by, the Delaware Secretary of State pursuant to DRULPA, (iii) the consents, authorizations, orders or approvals of each Governmental Authority or Agency listed in Section 8.1(a) of the REIT I Disclosure Letter, and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

Section 4.4           Capital Structure.

(a)                As of the close of business on August 31, 2019, the authorized REIT I Capital Stock consists of 10,000,000 shares of REIT I Common Shares, and 5,000,000 shares of REIT I Excess Shares. As of the date of this Agreement, (i) 8,344,729 shares of REIT I Common Shares were issued and outstanding and (ii) no shares of REIT I Excess Shares were issued and outstanding. All of the outstanding shares of capital stock of REIT I are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 4.4, there is no other outstanding capital stock of REIT I.

(b)                All of the outstanding shares of capital stock of each of the REIT I Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the REIT I Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the REIT I Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. REIT I owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the REIT I Subsidiaries, free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(c)                There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of REIT I or any REIT I Subsidiary (“REIT I Voting Debt”) issued and outstanding. Except as set forth in Section 4.4(a) of the REIT I Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which REIT I or any of the REIT I Subsidiaries is a party or by which any of them is bound obligating REIT I or any of the REIT I Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of REIT I or any REIT I Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, or other equity interests.

(d)                Neither REIT I nor any REIT I Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of REIT I or any of the REIT I Subsidiaries. Neither REIT I nor any REIT I Subsidiary has granted any registration rights on any of its capital stock. No REIT I Common Shares are owned by any REIT I Subsidiary.

(e)                 REIT I does not have a “poison pill” or similar shareholder rights plan.

(f)                 All dividends or other distributions on the REIT I Common Shares and any material dividends or other distributions on any securities of any REIT I Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except as set forth on Section 4.4(f) of the REIT I Disclosure Letter and to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.5           SEC Documents; Financial Statements; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a)                 REIT I has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, statements, schedules and reports required to be filed by REIT I under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)) since April 29, 2016 (the forms, documents, statements and reports filed with the SEC since April 29, 2016 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “REIT I SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the REIT I SEC Documents (i) complied, or with respect to REIT I SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not, or with respect to REIT I SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the REIT I SEC Documents is, to the Knowledge of REIT I, the subject of ongoing SEC review and REIT I does not have any outstanding and unresolved comments from the SEC with respect to any REIT I SEC Documents. None of the REIT I SEC Documents is the subject of any confidential treatment request by REIT I.

(b)                REIT I has made available to NNN REIT complete and correct copies of all written correspondence between the SEC, on one hand, and REIT I, on the other hand, since April 29, 2016. At all applicable times, NNN REIT has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(c)                The consolidated audited and unaudited financial statements of REIT I and the REIT I Subsidiaries included, or incorporated by reference, in the REIT I SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later REIT I SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of REIT I and REIT I Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or Form 8-K pursuant to Regulation S-X or any successor or like form or rule under the Exchange Act, which such adjustments are not, in the aggregate, material to REIT I) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of REIT I and the REIT I Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of REIT I and the REIT I Subsidiaries for the periods presented therein. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of REIT I, threatened, in each case regarding any accounting practices of REIT I.

(d)                Since April 29, 2016, (A) REIT I has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by REIT I in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to REIT I’s management as appropriate to allow timely decisions regarding required disclosure, and (B) to the Knowledge of REIT I, such disclosure controls and procedures are effective in timely alerting REIT I’s management to material information required to be included in REIT I’s periodic reports required under the Exchange Act (if REIT I was required to file such reports). REIT I and REIT I Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. REIT I has disclosed to REIT I’s auditors and audit committee (and made summaries of such disclosures available to NNN REIT) (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect REIT I’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of REIT I, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(e)                REIT I is not and none of the REIT I Subsidiaries are, a party to, and none of REIT I nor any REIT I Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among REIT I and any REIT I Subsidiary, on the one hand, and any unconsolidated Affiliate of REIT I or any REIT I Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, REIT I, any REIT I Subsidiary or REIT I’s or such REIT I Subsidiary’s audited financial statements or other REIT I SEC Documents.

(f)                 Neither REIT I nor any REIT I Subsidiary is required to be registered as an investment company under the Investment Company Act.

(g)                Neither REIT I nor any REIT I Subsidiary nor, to the Knowledge of REIT I, any director, officer or Representative of REIT I or any REIT I Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither REIT I nor any REIT I Subsidiary has received any written communication that alleges that REIT I or any REIT I Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 4.6           Absence of Certain Changes or Events. Since December 31, 2018 through the date of this Agreement, (a)  REIT I and all REIT I Subsidiaries have conducted their respective business in all material respects in the ordinary course of business consistent with past practice, (b) neither REIT I nor any REIT I Subsidiary has taken any action that would have been prohibited by Section 6.1(b) (Conduct of the Business of REIT I) if taken from and after the date of this Agreement and (c) there has not been any REIT I Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a REIT I Material Adverse Effect.

Section 4.7           No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of REIT I dated as of December 31, 2018 and June 30, 2018 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2019, neither REIT I nor any REIT I Subsidiary has any liabilities or obligations or Indebtedness (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a REIT I Material Adverse Effect.

Section 4.8           Permits; Compliance with Law.

(a)                REIT I and each REIT I Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority necessary for REIT I and each REIT I Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted (the “REIT I Permits”), and all such REIT I Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the REIT I Permits, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect. No event has occurred with respect to any of the REIT I Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such REIT I Permits. To the Knowledge of REIT I, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of REIT I or the REIT I Subsidiaries that impairs the validity of any REIT I Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any REIT I Permit.

(b)                Neither REIT I nor any REIT I Subsidiary is, and for the past three (3) years has been, in conflict with, or in default or violation of (i) any Law applicable to REIT I or any REIT I Subsidiary or by which any property or asset of REIT I or any other REIT I Subsidiary is bound, or (ii) any REIT I Permits, except, in each case, for any such conflicts, defaults or violations that have been cured, or that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

Section 4.9           Litigation. There is no material Action or investigation to which REIT I or any REIT I Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of REIT I, threatened before any Governmental Authority, and, to the Knowledge of REIT I, there is no basis for any such Action or investigation. None of REIT I and the REIT I Subsidiaries has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of REIT I or the REIT I Subsidiaries. No Order has been issued in any proceeding to which REIT I or any of the REIT I Subsidiaries is or was a party, or, to the Knowledge of REIT I, in any other proceeding, that enjoins or requires REIT I or any of the REIT I Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2016, none of REIT I, any REIT I Subsidiary or any Representative of the foregoing has received or made any settlement offer for any Action to which REIT I or any REIT I Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $100,000 individually.

Section 4.10        Properties.

(a)                Section 4.10(a) of the REIT I Disclosure Letter lists the REIT I Properties, and sets forth either REIT I or the applicable REIT I Subsidiary as owning or leasing such property and any Contracts under which REIT I or the applicable REIT I Subsidiary leases, subleases, uses or occupies or has the right to lease, sublease, use or occupy any of the REIT I Properties (the “REIT I Leases”). Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports) copies of which policies and reports were made available for review to NNN REIT: (A) REIT I or a REIT I Subsidiary owns fee simple title to, or a valid leasehold interest in, the REIT I Properties, free and clear of Liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Encumbrances”), except for Permitted Liens; (B) except as has not had and would not, individually or in the aggregate, have a REIT I Material Adverse Effect, neither REIT I nor any REIT I Subsidiary has received written notice of any violation of any Law affecting any portion of any of the REIT I Properties issued by any Governmental Authority; and (C) except as would not, individually or in the aggregate, have a REIT I Material Adverse Effect, neither REIT I nor any REIT I Subsidiary has received notice to the effect that there are (1) condemnation or rezoning proceedings that are pending or threatened with respect to any of the REIT I Properties or (2) zoning, building or similar Laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the REIT I Properties or by the continued maintenance, operation or use of the parking areas.

(b)                REIT I has not received written notice of, nor does REIT I have any Knowledge of, any latent defects or adverse physical conditions affecting any of the REIT I Properties or the improvements thereon.

(c)                REIT I and the REIT I Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all material personal property owned, used or held for use by them. Neither REIT I’s, nor the REIT I Subsidiaries’, ownership of any such personal property is subject to any Liens, other than Permitted Liens.

Section 4.11        Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect: (i) no notification, demand, directive, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been asserted or assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of REIT I, is threatened relating to REIT I, any of the REIT I Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law, any Environmental Permit or Hazardous Substance; (ii) REIT I, the REIT I Subsidiaries and their respective properties are and have been in compliance with all Environmental Laws and all applicable Environmental Permits; (iii)  REIT I and each REIT I Subsidiary is in possession of all Environmental Permits necessary for REIT I and each REIT I Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect with all necessary applications for renewal thereof having been timely filed, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Environmental Permits, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect; (iv) any and all Hazardous Substances disposed of by REIT I and each REIT I Subsidiary was done so in accordance with all applicable Environmental Laws and Environmental Permits (v) REIT I, any of the REIT I Subsidiaries and their respective properties are not subject to any order, writ, judgment, injunction, decree, stipulation, determination or award by any governmental authority pursuant to any Environmental Laws, any Environmental Permit or Hazardous Substance and (vi) there are no liabilities or obligations (and no asserted liability or obligations) of REIT I or any of the REIT I Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 4.12        Material Contracts.

(a)                Section 4.12(a) of the REIT I Disclosure Letter sets forth a list of each Contract in effect as of the date hereof to which REIT I or any REIT I Subsidiary is a party or by which any of its properties or assets are bound that:

(i)                 obligates REIT I or any REIT I Subsidiary to make non-contingent aggregate annual expenditures (other than principal or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $100,000 and is not cancelable within ninety (90) days without material penalty to REIT I or any REIT I Subsidiary;

(ii)               contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of REIT I or any REIT I Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by REIT I or any REIT I Subsidiary or the geographic area in which REIT I or any REIT I Subsidiary may conduct business;

(iii)             is a Contract that obligates REIT I or any REIT I Subsidiary to indemnify any past or present directors, officers, or employees of REIT I or any REIT I Subsidiary pursuant to which REIT I or any REIT I Subsidiary is the indemnitor;

(iv)              constitutes (A) an Indebtedness obligation of REIT I or any REIT I Subsidiary with a principal amount as of the date hereof greater than $100,000 or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person including REIT I or a REIT I Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of REIT I or REIT I Subsidiary or (2) REIT I or a REIT I Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including REIT I or another REIT I Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(v)                requires REIT I or any REIT I Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $100,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(vi)              constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(vii)            constitutes a loan to any Person (other than a Wholly Owned REIT I Subsidiary) by REIT I or any REIT I Subsidiary in an amount in excess of $100,000;

(viii)          sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of REIT I or any REIT I Subsidiary with a third party;

(ix)              prohibits the pledging of the capital stock of REIT I or any REIT I Subsidiary or prohibits the issuance of guarantees by any REIT I Subsidiary;

(x)                is with a Governmental Authority;

(xi)              has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $100,000;

(xii)            is an employment Contract or consulting Contract;

(xiii)          is a collective bargaining agreement or other Contract with any labor organization, union or association;

(xiv)          is a Contract with any professional employer organization, staffing agency, temporary employee agency, or similar company or service provider;

(xv)            is a lease, sublease, license or other rental agreement or occupancy agreement (written or verbal) which grants any possessory interest in and to any space situated on or in the REIT I Properties or that otherwise give rights with regard to use of the REIT I Properties; or

(xvi)          is both (A) not made in the ordinary course of business consistent with past practice and (B) material to REIT I and the REIT I Subsidiaries, taken as a whole.

(b)                Each Contract in any of the categories set forth in Section 4.12(a) to which REIT I or any REIT I Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “REIT I Material Contract.”

(c)                Each REIT I Material Contract is legal, valid, binding and enforceable on REIT I and each REIT I Subsidiary that is a party thereto and, to the Knowledge of REIT I, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). REIT I and each REIT I Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each REIT I Material Contract and, to the Knowledge of REIT I, each other party thereto has performed all obligations required to be performed by it under such REIT I Material Contract prior to the date hereof. None of REIT I or any REIT I Subsidiary, nor, to the Knowledge of REIT I, any other party thereto, is in breach or violation of, or default under, any REIT I Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any REIT I Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect. None of REIT I or any REIT I Subsidiary has received notice of any violation or default under any REIT I Material Contract, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect. Since December 31, 2018, neither REIT I nor any REIT I Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any REIT I Material Contract.

(d)                Section 4.12(d) of the REIT I Disclosure Letter lists each management agreement pursuant to which any third party manages or operates any of the REIT I Properties on behalf of REIT I or any REIT I Subsidiary, and describes the property that is subject to such management agreement, REIT I or the applicable REIT I Subsidiary that is a party, the date of such management agreement and each material amendment, guaranty or other agreement binding on REIT I or the applicable REIT I Subsidiary and relating thereto (collectively, the “REIT I Management Agreement Documents”). The true, correct and complete copies of all REIT I Management Agreement Documents have been made available to NNN REIT. Each REIT I Management Agreement Document is valid, binding and in full force and effect as against REIT I or the applicable REIT I Subsidiary and, to the Knowledge of REIT I, as against the other party thereto. Neither REIT I nor any REIT I Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third party manager or operator.

Section 4.13        Taxes.

(a)                Each REIT I Party and each other REIT I Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each REIT I Party and each other REIT I Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by REIT I and each REIT I Subsidiary with respect to the taxable years ending on or after REIT I’s formation have been made available to NNN REIT. No written claim has been proposed by any Governmental Authority in any jurisdiction where REIT I or any REIT I Subsidiary do not file Tax Returns that REIT I or any REIT I Subsidiary is or may be subject to Tax by such jurisdiction.

(b)                Beginning with its initial taxable year ending on December 31, 2014, and through and including the Closing Date (determined as if REIT I’s current taxable year ended immediately prior to Closing), REIT I (i) has been organized and operated in conformity with the requirements to qualify as a REIT under the Code and the current and proposed method of operation for REIT I is expected to enable REIT I to continue to meet the requirements for qualification as a REIT through and including the Closing Date, and (ii) has not taken or omitted to take any action which would reasonably be expected to result in REIT I’s failure to qualify as a REIT, and no challenge to REIT I’s status as a REIT is pending or threatened in writing. No REIT I Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. REIT I’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) REIT I’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) REIT I’s net capital gain for such year.

(c)                (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of REIT I, threatened with regard to any material Taxes or Tax Returns of REIT I or any REIT I Subsidiary; (ii) no material deficiency for Taxes of REIT I or any REIT I Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of REIT I, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect; (iii) neither REIT I nor any REIT I Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither REIT I nor any REIT I Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither REIT I nor any REIT I Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)                Each REIT I Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or a Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.

(e)                Neither REIT I nor any REIT I Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f)                 Since its inception, REIT I and the REIT I Subsidiaries have not incurred (i) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii)  REIT I has not, and none of the REIT I Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of REIT I no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (iii) of the preceding sentence or any liability for Taxes described in clause (i) or (ii) of the preceding sentence will be imposed upon REIT I or any REIT I Subsidiary.

(g)                REIT I and the REIT I Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)                There are no REIT I Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of REIT I threatened to raise, a material claim against REIT I or any REIT I Subsidiary for any breach of any REIT I Tax Protection Agreements. As used herein, “REIT I Tax Protection Agreements” means any written agreement to which REIT I or any REIT I Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a REIT I Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income taxes of a holder of limited partnership interests or limited liability company in a REIT I Subsidiary Partnership, REIT I or any REIT I Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “REIT I Subsidiary Partnership” means a REIT I Subsidiary that is a partnership for United States federal income tax purposes.

(i)                 There are no Tax Liens upon any property or assets of REIT I or any REIT I Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)                 There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving REIT I or any REIT I Subsidiary, and after the Closing Date neither REIT I nor any other REIT I Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k)                Neither REIT I nor any REIT I Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither REIT I nor any REIT I Subsidiary is subject to written ruling of a Governmental Authority.

(l)                 Neither REIT I nor any REIT I Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax or (ii) has any liability for the Taxes of any Person (other than any REIT I Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(m)              Neither REIT I nor any REIT I Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n)                Neither REIT I nor any REIT I Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o)                No written power of attorney that has been granted by REIT I or any REIT I Subsidiary (other than to REIT I or a REIT I Subsidiary) currently is in force with respect to any matter relating to Taxes.

(p)                Neither REIT I nor any REIT I Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of REIT I is there any other fact or circumstance that could reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(q)                REIT I is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Section 4.14        Intellectual Property. Neither REIT I nor any REIT I Subsidiary (a) owns any registered trademarks, patents or copyrights, (b) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to use by REIT I or any REIT I Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect, (i) no Intellectual Property used by REIT I or any REIT I Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) no Person is misappropriating, infringing or otherwise violating any Intellectual Property of REIT I or any REIT I Subsidiary, and (iii)  REIT I and the REIT I Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of REIT I and the REIT I Subsidiaries as it is currently conducted. Since December 31, 2018, neither REIT I nor any REIT I Subsidiary has received any written or, to the Knowledge of REIT I, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 4.15        Insurance. REIT I has made available to NNN REIT copies of all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for REIT I and the REIT I Subsidiaries (the “REIT I Insurance Policies”). Except as, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect, all premiums due and payable under all REIT I Insurance Policies have been paid, and REIT I and the REIT I Subsidiaries have otherwise complied in all material respects with the terms and conditions of all REIT I Insurance Policies. No written notice of cancellation or termination has been received by REIT I or any REIT I Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.16        Benefit Plans.

(a)                Neither REIT I nor any REIT I Subsidiary has ever maintained, sponsored or contributed to any Benefit Plan. Neither REIT I nor any REIT I Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b)                Except as individually or in the aggregate, have not had and would not reasonably be expected to have REIT I Material Adverse Effect, none of REIT I, any REIT I Subsidiary or any of their respective ERISA Affiliates has incurred or could incur any obligation or liability with respect to or under any Benefit Plan or other employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to NNN REIT, Merger Sub or any of their respective subsidiaries.

(c)                None of REIT I, any REIT I Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has or could have any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(d)                No amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any compensation arrangement could be characterized as a “parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(e)                Neither REIT I nor any REIT I Subsidiary is a party to or has any obligation under any Contract otherwise to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(f)                 Neither REIT I nor any REIT I Subsidiary has, or has ever had, any employees.

Section 4.17        Related Party Transactions. Except as described in the publicly available REIT I SEC Documents filed with or furnished to the SEC on or after January 1, 2019 and prior to the date hereof (the “REIT I Related Party Agreements”), no agreements, arrangements or understandings between any of REIT I or any REIT I Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among REIT I and REIT I Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.18        Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 4.18 of the REIT I Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 4.18 of the REIT I Disclosure Letter, pursuant to the terms of the engagement letter between REIT I and such Person, true, correct and complete copies of which have been provided to NNN REIT prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of REIT I or any REIT I Subsidiary.

Section 4.19        Opinion of Financial Advisor. The REIT I Special Committee has received the oral opinion of SunTrust Robinson Humphrey Inc. (which was confirmed in writing, as of the date of this Agreement), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Merger Consideration to be paid to holders of the REIT I Common Shares and the consideration paid by NNN REIT in the Contribution Agreement is fair, from a financial point of view, to the holders of shares of the REIT I Common Shares (other than NNN REIT and its Affiliates) and the members of REIT I Advisor, respectively. REIT I will deliver to NNN REIT a complete and correct copy of such opinion promptly after receipt thereof by the REIT I Special Committee solely for informational purposes. REIT I acknowledges that the opinion of UBS Securities LLC contemplated by Section 5.7 is for the benefit of the NNN REIT Special Committee and that REIT I shall not be entitled to rely on that opinion for any purpose.

Section 4.20        Takeover Statutes. No “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of REIT I Common Shares with respect to the Merger and the other transactions contemplated by this Agreement.

Section 4.21        Information Supplied. None of the information relating to REIT I or any REIT I Subsidiary contained or incorporated by reference in the REIT I Proxy Statement or the Form S-4 or that is provided by any of REIT I or any REIT I Subsidiary in writing for inclusion or incorporation by reference in any document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the REIT I Proxy Statement, at the time of the initial mailing thereof, at the time of the REIT I Shareholders Meeting, at the time the Form S-4 is declared effective by the SEC or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the REIT I Proxy Statement or with respect to any other document to be filed by REIT I with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that REIT I is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to REIT I, its officers, directors and partners and the REIT I Subsidiaries (or other information supplied by or on behalf of REIT I or any REIT I Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation is made as to statements made or incorporated by reference by or on behalf of the NNN REIT Parties.

Section 4.22        No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article 4 or any document, agreement, certificate or other instrument contemplated hereby, none of REIT I or any other Person has made any representation or warranty, expressed or implied, with respect to REIT I or any REIT I Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding REIT I or any REIT I Subsidiary. In particular, without limiting the foregoing disclaimer, none of REIT I or any other Person makes or has made any representation or warranty to any NNN REIT Party or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties made by REIT I in this Article 4 or any document, agreement, certificate or other instrument contemplated hereby, any oral or written information presented to the NNN REIT Parties or any of their respective Affiliates or Representatives in the course of their due diligence of REIT I, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, REIT I acknowledges and agrees that none of the NNN REIT Parties or any other Person has made or is making any representations or warranties relating to the NNN REIT Parties whatsoever, express or implied, beyond those expressly given by the NNN REIT Parties in Article 5 or any document, agreement, certificate or other instrument contemplated hereby, including any implied representation or warranty as to the accuracy or completeness of any information regarding the NNN REIT Parties furnished or made available to REIT I or any of its Representatives.

Article 5

REPRESENTATIONS AND WARRANTIES OF THE NNN REIT PARTIES

Except (a) as set forth in the disclosure letter prepared by the NNN REIT Parties and delivered by the NNN REIT Parties to REIT I at or prior to the execution and delivery of this Agreement (the “NNN REIT Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the NNN REIT Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure to such other section or subsection of this Agreement is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other section or subsection of this Agreement be cross-referenced); provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the NNN REIT Disclosure Letter corresponding to such Fundamental Representation; provided, further, that nothing in the NNN REIT Disclosure Letter is intended to broaden the scope of any representation or warranty of the NNN REIT Parties made herein) or (b) as disclosed in the NNN REIT SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after December 31, 2018 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward-Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such NNN REIT SEC Documents to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent on its face; provided, that the disclosures in the NNN REIT SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding section of the NNN REIT Disclosure Letter, and (ii) the representations and warranties made in Section 5.3 (No Conflict; Required Filings and Consents); Section 5.6 (Absence of Certain Changes or Events), Section 5.7 (No Undisclosed Liabilities), Section 5.6 (Brokers) and Section 5.7 (Opinion of Financial Advisor), the NNN REIT Parties hereby, jointly and severally, represent and warrant, as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to another date (in which case as of such other date)), to REIT I that:

Section 5.1           Organization and Qualification; Subsidiaries.

(a)                NNN REIT is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of NNN REIT and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a NNN REIT Material Adverse Effect.

(b)                Each NNN REIT Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each NNN REIT Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a NNN REIT Material Adverse Effect.

(c)                Section 5.1(c) of the NNN REIT Disclosure Letter sets forth a true and complete list of the NNN REIT Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which NNN REIT and the NNN REIT Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by NNN REIT in each NNN REIT Subsidiary, including a list of each NNN REIT Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary and each NNN REIT Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d)                Neither NNN REIT nor any NNN REIT Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the NNN REIT Subsidiaries and investments in short-term investment securities).

(e)                NNN REIT has made available to REIT I complete and correct copies of the NNN REIT Governing Documents. Each of NNN REIT and NNN REIT Operating Partnership is in compliance with the terms of its NNN REIT Governing Documents in all material respects. True and complete copies of NNN REIT’s and NNN REIT Operating Partnership’s minute books, as applicable, have been made available by NNN REIT to REIT I.

(f)                 NNN REIT has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the NNN REIT Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 5.2           Authority.

(a)                Each of the NNN REIT Parties has the requisite corporate, limited liability company or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by each of the NNN REIT Parties and the consummation by the NNN REIT Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate, limited liability company and limited partnership action, and no other corporate, limited liability company or limited partnership proceedings on the part of the NNN REIT Parties are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject to the filing of the Certificate of Merger with, and acceptance for record of the Certificate of Merger by, the Delaware Secretary of State.

(b)                This Agreement has been duly executed and delivered by the NNN REIT Parties, and assuming due authorization, execution and delivery by REIT I, constitutes a legally valid and binding obligation of the NNN REIT Parties enforceable against the NNN REIT Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)                On the recommendation of the NNN REIT Special Committee, the NNN REIT Board has (i) determined that the terms of this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the holders of NNN REIT Common Stock and NNN REIT OP Partnership Interests, and (ii) approved, authorized, adopted and declared advisable this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d)                NNN REIT, as the general partner of Merger Sub, has approved this Agreement and the Merger.

Section 5.3           No Conflict; Required Filings and Consents.

(a)                The execution and delivery of this Agreement by each of the NNN REIT Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i)  conflict with or violate any provision of (A) the NNN REIT Governing Documents or Merger Sub Governing Documents or (B) any equivalent organizational or governing documents of any other NNN REIT Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to NNN REIT or any NNN REIT Subsidiary or by which any property or asset of NNN REIT or any NNN REIT Subsidiary is bound, or (iii) except as set forth in Section 5.3(a)(iii) of the NNN REIT Disclosure Letter, require any consent or approval (except as contemplated by Section 5.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of NNN REIT or any NNN REIT Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of NNN REIT or any NNN REIT Subsidiary pursuant to, any Contract or Permit to which NNN REIT or any NNN REIT Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a NNN REIT Material Adverse Effect.

(b)                The execution and delivery of this Agreement by each of the NNN REIT Parties do not, and the performance of this Agreement by each of the NNN REIT Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by such NNN REIT Parties, except (i) the filing with the SEC of (A) the REIT I Proxy Statement, (B) the Form S-4 and the declaration of effectiveness of the Form S-4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the Delaware Secretary of State pursuant to DRULPA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (iv) the consents, authorizations, orders or approvals of each Governmental Authority or Agency listed in Section 8.1(a) of the NNN REIT Disclosure Letter and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a NNN REIT Material Adverse Effect.

Section 5.4           Capital Structure.

(a)                As of the close of business on August 31, 2019, the authorized capital stock of NNN REIT consists of 400,000,000 shares of NNN REIT Common Stock, of which 300,000,000 shares are classified as NNN REIT Class C Common Stock and 100,000,000 shares are classified as NNN REIT Class S Common Stock, and 50,000,000 shares of preferred stock, $0.001 par value per share (“NNN REIT Preferred Stock”). As of the close of business on August 31, 2019, (i) 15,812,922 shares of NNN REIT Class C Common Stock were issued and outstanding, (ii) 166,976 shares of NNN REIT Class S Common Stock were issued and outstanding and (iii) no shares of NNN REIT Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of NNN REIT are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws, and all shares of NNN REIT Class C Common Stock to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with applicable securities Laws. Except as set forth in this Section 5.4, there is no other outstanding capital stock of NNN REIT.

(b)                As of the date of this Agreement, NNN REIT owns ninety-nine percent (99%) and Rich Uncles NNN LP, LLC owns a one percent (1%) of NNN REIT Operating Partnership and there are no other partners or any Person that has any interest, beneficial or otherwise, in NNN REIT Operating Partnership other than NNN REIT and Rich Uncles NNN LP, LLC. All the NNN REIT OP Partnership Interests held by NNN REIT and Rich Uncles NNN LP, LLC are directly owned by NNN REIT or Rich Uncles NNN LP, LLC, as applicable, free and clear of all Liens other than Permitted Liens and free of preemptive rights. All of the NNN REIT OP Partnership Interests are duly authorized and validly issued and were issued in compliance with applicable securities Laws.

(c)                All of the outstanding shares of capital stock of each of the NNN REIT Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the NNN REIT Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the NNN REIT Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. NNN REIT or NNN REIT Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the NNN REIT Subsidiaries, free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(d)                There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of NNN REIT or any NNN REIT Subsidiary (“NNN REIT Voting Debt”) issued and outstanding. Except as set forth in Section 5.4(d) of the NNN REIT Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which NNN REIT or any of the NNN REIT Subsidiaries is a party or by which any of them is bound obligating NNN REIT or any of the NNN REIT Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of NNN REIT or any NNN REIT Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, NNN REIT Voting Debt or other equity interests.

Section 5.5           Litigation. Except as set forth in Section 5.9 of the NNN REIT Disclosure Letter, there is no material Action or investigation to which NNN REIT or any NNN REIT Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of NNN REIT, threatened before any Governmental Authority, and, to the Knowledge of NNN REIT, there is no basis for any such Action or investigation. None of NNN REIT and the NNN REIT Subsidiaries has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of NNN REIT or the NNN REIT Subsidiaries. No Order has been issued in any proceeding to which NNN REIT or any of the NNN REIT Subsidiaries is or was a party, or, to the Knowledge of NNN REIT, in any other proceeding, that enjoins or requires NNN REIT or any of the NNN REIT Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2016, none of NNN REIT, any NNN REIT Subsidiary or any Representative of the foregoing has received or made any settlement offer for any Action to which NNN REIT or any NNN REIT Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $100,000 individually.

Section 5.6           Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 4.18 of the NNN REIT Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 4.18 of the NNN REIT Disclosure Letter, pursuant to the terms of the engagement letter between NNN REIT and such Person, true, correct and complete copies of which have been provided to NNN REIT prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of NNN REIT or any NNN REIT Subsidiary.

Section 5.7           Opinion of Financial Advisor. The NNN REIT Special Committee has received the oral opinion of UBS Securities LLC (which was confirmed in writing), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the aggregate consideration to be paid by NNN REIT pursuant to this Agreement and the Contribution Agreement is fair, from a financial point of view to NNN REIT. NNN REIT will deliver to REIT I a complete and correct copy of such opinion promptly after receipt thereof by the NNN REIT Special Committee solely for informational purposes. NNN REIT acknowledges that the opinion of SunTrust Robinson Humphrey Inc. contemplated by Section 4.19 is for the benefit of the REIT I Special Committee and that NNN REIT shall not be entitled to rely on that opinion for any purpose.

Section 5.8           Ownership of Merger Sub; No Prior Activities.

(a)                Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the limited partnership interests of Merger Sub are owned, directly or indirectly, by NNN REIT.

(b)                Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement and the other documents, agreements, certificates and other instruments contemplated hereby, Merger Sub has not, and will not have prior to the Merger Effective Time, incurred any obligations or liabilities or engaged in any business activities of any type or kind whatsoever.

Section 5.9           Information Supplied. None of the information relating to NNN REIT or any NNN REIT Subsidiary contained or incorporated by reference in the REIT I Proxy Statement or the Form S-4 or that is provided by NNN REIT or any NNN REIT Subsidiary in writing for inclusion or incorporation by reference in any document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the REIT I Proxy Statement, at the time of the initial mailing thereof, at the time of the REIT I Shareholders Meetings, at the time the Form S-4 is declared effective by the SEC or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S-4 or with respect to any other document to be filed by NNN REIT with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that NNN REIT is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to NNN REIT, its officers, directors and partners and the NNN REIT Subsidiaries (or other information supplied by or on behalf of NNN REIT or any NNN REIT Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation is made as to statements made or incorporated by reference by or on behalf of REIT I.

Section 5.10        No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article 5 or any document, agreement, certificate or other instrument contemplated hereby, none of the NNN REIT Parties or any other Person has made any representation or warranty, expressed or implied, with respect to the NNN REIT Parties or any other NNN REIT Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the NNN REIT Parties or any other NNN REIT Subsidiary. In particular, without limiting the foregoing disclaimer, none of the NNN REIT Parties or any other Person makes or has made any representation or warranty to REIT I or any of its respective Affiliates or Representatives with respect to, except for the representations and warranties made by the NNN REIT Parties in this Article 5, any oral or written information presented to REIT I or any of its respective Affiliates or Representatives in the course of its due diligence of the NNN REIT Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the NNN REIT Parties acknowledge and agree that none of REIT I or any other Person has made or is making any representations or warranties relating to REIT I whatsoever, express or implied, beyond those expressly given by REIT I in Article 4, including any implied representation or warranty as to the accuracy or completeness of any information regarding REIT I furnished or made available to the NNN REIT Parties or any of their respective Representatives.

Article 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1           Conduct of Business by REIT I.

(a)                REIT I covenants and agrees that, between the date of this Agreement and the earlier to occur of the Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the NNN REIT Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.1(b) of the REIT I Disclosure Letter, REIT I shall, and shall cause each of the other REIT I Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (B) maintain the status of REIT I as a REIT.

(b)                Without limiting the foregoing, REIT I covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the NNN REIT Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.1(b) of the REIT I Disclosure Letter, REIT I shall not, and shall not cause or permit any other REIT I Subsidiary to, do any of the following:

(i)               amend or propose to amend (A) the REIT I Governing Documents or (B) such equivalent organizational or governing documents of any REIT I Subsidiary material to REIT I and the REIT I Subsidiaries, or (C) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the REIT I Charter) under the REIT I Charter;

(ii)              adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of REIT I or any REIT I Subsidiary (other than any Wholly Owned REIT I Subsidiary);

(iii)             declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of REIT I or any REIT I Subsidiary or other equity securities or ownership interests in REIT I or any REIT I Subsidiary or otherwise make any payment to its or their stockholders or other equityholders in their capacity as such, except for (A) the declaration and payment by REIT I of regular dividends in accordance with past practice at a quarterly rate not to exceed $0.1875 per share, (B) the declaration and payment of dividends or other distributions to REIT I by any directly or indirectly Wholly Owned REIT I Subsidiary, and (C) distributions by any REIT I Subsidiary that is not wholly owned, directly or indirectly, by REIT I, in accordance with the requirements of the organizational documents of such REIT I Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii), REIT I and any REIT I Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for REIT I to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv)              redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of REIT I or a REIT I Subsidiary;

(v)               except for transactions among REIT I and one or more Wholly Owned REIT I Subsidiaries or among one or more Wholly Owned REIT I Subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of REIT I or any of the REIT I Subsidiaries’ capital stock or any options, warrants, convertible securities or other rights of any kind to acquire any shares of REIT I or any of the REIT I Subsidiaries’ capital stock or other equity interests;

(vi)             acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real or personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by REIT I or any Wholly Owned REIT I Subsidiary of or from an existing Wholly Owned REIT I Subsidiary, (B) acquisitions described in Section 6.1(b)(vi) of the REIT I Disclosure Letter, and (C) other acquisitions of personal property for a purchase price of less than $100,000 in the aggregate;

(vii)            except as described in Section 6.1(b)(vii) of the REIT I Disclosure Letter, sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business consistent with past practice, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (x) the satisfaction of any margin call or (y) the posting of collateral in connection with any Contract to which REIT I or any REIT I Subsidiary is a party shall be considered to be done in the ordinary course of business consistent with past practice;

(viii)           incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of REIT I or any of the REIT I Subsidiaries, except (A) Indebtedness incurred under REIT I’s existing Debt Facilities in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii)), (B) funding any transactions permitted by this Section 6.1(b), (C) Indebtedness that does not, in the aggregate, exceed $100,000; and (D) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on REIT I compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix)              make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than by REIT I or a Wholly Owned REIT I Subsidiary to REIT I or a Wholly Owned REIT I Subsidiary;

(x)               enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any REIT I Material Contract (or any Contract that, if existing as of the date hereof, would be a REIT I Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing REIT I Material Contract that occurs automatically without any action (other than notice of renewal) by REIT I or any REIT I Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(xi)              make any payment, direct or indirect, of any liability of REIT I or any REIT I Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii)             waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of REIT I made available to NNN REIT prior to the date of this Agreement or (y) that do not exceed $100,000 individually or $500,000 in the aggregate, (B) do not involve the imposition of injunctive relief against REIT I or any REIT I Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by REIT I or any of the REIT I Subsidiaries and (D) with respect to any Action involving any present, former or purported holder or group of holders of REIT I Common Shares, comply with Section 7.7(c);

(xiii)            (A) hire or terminate any officer or director of REIT I or any REIT I Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of REIT I’s directors, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;

(xiv)            fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2017, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv)            enter into any new line of business;

(xvi)           form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

(xvii)          fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii)         make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve REIT I’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any REIT I Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix)            take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause REIT I to fail to qualify as a REIT or any REIT I Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx)             make or commit to make any capital expenditures that are in excess of $200,000 per quarter in the aggregate;

(xxi)            adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.1(b)(vi) or Section 6.1(b)(vii) in a manner that would not reasonably be expected to be materially adverse to REIT I or to prevent or impair the ability of REIT I to consummate the Merger;

(xxii)           amend or modify the engagement letters entered into with the Persons listed on Section 4.18 of the REIT I Disclosure Letter, in a manner adverse to REIT I, any REIT I Subsidiary or NNN REIT, or engage other financial advisers in connection with the transactions contemplated by this Agreement;

(xxiii)          permit any Liens or Encumbrances, except Permitted Liens; or

(xxiv)         authorize, or enter into any Contract to do any of the foregoing.

(c)                Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit REIT I from taking any action, at any time or from time to time, that in the reasonable judgment of the REIT I Board, upon advice of counsel to REIT I, is reasonably necessary (i) for REIT I to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that REIT I or any REIT I Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of REIT I in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii).

Section 6.2           Conduct of Business by NNN REIT.

(a)                NNN REIT covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the REIT I Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.2(a) of the NNN REIT Disclosure Letter, the NNN REIT Parties shall not, and shall not cause or permit any other NNN REIT Subsidiary to, take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause NNN REIT to fail to qualify as a REIT or any NNN REIT Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be.

(b)                Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit NNN REIT from taking any action, at any time or from time to time, that in the reasonable judgment of the NNN REIT Board, upon advice of counsel to NNN REIT, is reasonably necessary (i) for NNN REIT to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that NNN REIT or any NNN REIT Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of NNN REIT in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(a).

Section 6.3           No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (a) REIT I, directly or indirectly, the right to control or direct NNN REIT or any NNN REIT Subsidiary’s operations prior to the Merger Effective Time, or (b) NNN REIT, directly or indirectly, the right to control or direct REIT I or any REIT I Subsidiary’s operations prior to the Merger Effective Time. Prior to the Merger Effective Time, (i) NNN REIT shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the NNN REIT Subsidiaries’ respective operations and (ii) REIT I shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the REIT I Subsidiaries’ respective operations.

Article 7

ADDITIONAL COVENANTS

Section 7.1           Preparation of the Form S-4 and the Joint Proxy Statement/Prospectus; REIT I Shareholder Approvals and NNN REIT Stockholder Approval.

(a)                As promptly as reasonably practicable following the date of this Agreement, (i) REIT I shall prepare (with NNN REIT’s reasonable cooperation) and cause to be filed with the SEC the REIT I Proxy Statement in preliminary form with respect to the REIT I Shareholders Meeting, (ii) NNN REIT shall prepare (with REIT I’s reasonable cooperation) and cause to be filed with the SEC the NNN REIT Proxy Statement in preliminary form with respect to the NNN REIT Stockholders Meeting, and (iii) NNN REIT shall prepare (with REIT I’s reasonable cooperation) and cause to be filed with the SEC, a registration statement on Form S-4 under the Securities Act (the “Form S-4”) to register under the Securities Act the shares of NNN REIT Common Stock to be issued in the Merger (together, the “Registered Securities”). The S-4 prepared by NNN REIT shall be in compliance in all material respects with the applicable provisions of the Securities Act and will include the REIT I Proxy Statement (prepared by REIT I in compliance in all material respects with the applicable provisions of the Exchange Act) and the NNN REIT Proxy Statement (prepared by NNN REIT in compliance in all material respects with the applicable provisions of the Exchange Act) (the “Joint Proxy Statement/Prospectus”). Each of NNN REIT and REIT I shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and (B) keep the Form S-4 effective for so long as necessary to permit the NNN REIT Common Stock to be issued in the Merger, unless this Agreement is terminated pursuant to Article 9. Each of NNN REIT and REIT I shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to NNN REIT and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement/Prospectus and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Joint Proxy Statement/Prospectus shall include all information reasonably requested by such other Party to be included therein. Each of NNN REIT and REIT I shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Joint Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the Joint Proxy Statement/Prospectus received from the SEC and advise the other of any oral comments with respect to the Form S-4 or the Joint Proxy Statement/Prospectus received from the SEC. Each of NNN REIT and REIT I shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement/Prospectus, and NNN REIT shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC or responding to any comments of the SEC with respect thereto, NNN REIT and REIT I shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all reasonable changes provided by the other Party. NNN REIT shall notify REIT I, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the Registered Securities, and NNN REIT and REIT I shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. NNN REIT shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and REIT I shall furnish all information concerning REIT I and its stockholders as may be reasonably requested in connection with any such actions.

(b)                If, at any time prior to the receipt of the REIT I Shareholder Approvals and NNN REIT Stockholder Approval, any information relating to REIT I or NNN REIT, or any of their respective Affiliates, should be discovered by REIT I (solely with respect to the REIT I Proxy Statement or information about REIT I that has been provided for REIT I information disclosure in the S-4) or NNN REIT which, in the reasonable judgment of REIT I or NNN REIT, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (limited to REIT I solely with respect to misstatement of a material fact or omission of any material fact set forth in the REIT I Proxy Statement or information about REIT I that has been provided for REIT I information disclosure in the S-4), the Party that discovers such information shall promptly notify the other Parties, and REIT I and NNN REIT shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Joint Proxy Statement/Prospectus and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of REIT I and NNN REIT. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 4.21 and this Section 7.1, any information concerning or related to NNN REIT, its Affiliates or the NNN REIT Stockholders Meeting will be deemed to have been provided by NNN REIT, and any information concerning or related to REIT I, its Affiliates or the REIT I Shareholders Meeting will be deemed to have been provided by REIT I.

(c)                As promptly as practicable following the date of this Agreement, REIT I shall, in accordance with applicable Law and the REIT I Governing Documents, establish a record date for, duly call, give notice of, convene and hold the REIT I Shareholders Meeting for the purpose of obtaining the REIT I Shareholder Approvals. REIT I shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to REIT I’s shareholders entitled to vote at the REIT I Shareholders Meeting and to hold the REIT I Shareholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. REIT I shall, through the REIT I Board, recommend to its shareholders that they give the REIT I Shareholder Approvals, include the REIT I Board Recommendation in the REIT I Proxy Statement and solicit and use its reasonable best efforts to obtain the REIT I Shareholder Approvals, except to the extent that the REIT I Board shall have made a REIT I Adverse Recommendation Change as permitted by Section 7.3(d); provided, however, that REIT I’s obligation to duly call, give notice of, convene and hold the REIT I Shareholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any REIT I Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the REIT I Shareholders Meeting is scheduled, REIT I has not received proxies representing a sufficient number of shares of REIT I Common Shares to obtain the REIT I Shareholder Approvals, whether or not a quorum is present, REIT I shall have the right to make one or more successive postponements or adjournments of the REIT I Shareholders Meeting (provided, however, that the REIT I Shareholders Meeting shall not be postponed or adjourned to a date that is (i) more than thirty (30) days after the date for which the REIT I Shareholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) more than 120 days from the record date for the REIT I Shareholders Meeting); provided, further, the REIT I Shareholders Meeting may not be postponed or adjourned on the date the REIT I Shareholders Meeting is scheduled if REIT I shall have received proxies in respect of an aggregate number of shares of REIT I Common Shares, which have not been withdrawn, such that REIT I Shareholder Approvals would be obtained at such meeting.

(d)                As promptly as practicable following the date of this Agreement, NNN REIT shall, in accordance with applicable Law and the NNN REIT Governing Documents, establish a record date for, duly call, give notice of, convene and hold the NNN REIT Stockholders Meeting for the purpose of obtaining the NNN REIT Stockholder Approval (and other matters that shall be submitted to the holders of NNN REIT Common Stock at such meeting). NNN REIT shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to NNN REIT’s stockholders entitled to vote at the NNN REIT Stockholders Meeting and to hold the NNN REIT Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. NNN REIT shall, through the NNN REIT Board, recommend to its stockholders that they give the NNN REIT Shareholder Approval, include such recommendation in the NNN REIT Proxy Statement and solicit and use its reasonable best efforts to obtain the NNN REIT Stockholder Approval, except to the extent that the NNN REIT Board shall have made a NNN REIT Adverse Recommendation Change as permitted by Section 7.3(d). Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the NNN REIT Stockholders Meeting is scheduled, NNN REIT has not received proxies representing a sufficient number of shares of NNN REIT Common Stock to obtain the NNN REIT Stockholder Approval, whether or not a quorum is present, NNN REIT shall have the right to make one or more successive postponements or adjournments of the NNN REIT Stockholders Meeting (provided, however, that the NNN REIT Stockholders Meeting shall not be postponed or adjourned to a date that is (i) more than thirty (30) days after the date for which the NNN REIT Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) more than 120 days from the record date for the NNN REIT Stockholders Meeting).

(e)                REIT I and NNN REIT shall use their respective best efforts to hold the REIT I Shareholders Meeting and the NNN REIT Stockholders Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

Section 7.2           Access to Information; Confidentiality.

(a)                During the period from the date of this Agreement to and including the Merger Effective Time, each of the Parties shall, and shall cause each of their respective subsidiaries to, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, personnel and records and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties (i) any information concerning such Party or its respective subsidiaries (including with respect to any pending or threatened Action) as the other Party may reasonably request and (ii) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws. In connection with such reasonable access to information, each of the Parties shall use their reasonable best efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of any Joint Proxy Statement/Prospectus, prior to the REIT I Shareholders Meeting and the NNN REIT Stockholders Meeting, and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice of in accordance with this Agreement (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (D) for the purpose of allowing Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials. The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder. Prior to the Merger Effective Time, the Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which any of the other Parties or any other of their respective subsidiaries has a business relationship regarding the business of the other Parties and their respective subsidiaries or this Agreement and the transactions contemplated by this Agreement without the prior written consent of such other Party (provided, that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict the Parties from contacting such parties in pursuing the business of the Parties operating in the ordinary course).

(b)                Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

Section 7.3           No Solicitation of Transactions; Change in Recommendation.

(a)                Except as expressly permitted by this Section 7.3, during the Interim Period, REIT I shall and shall cause each of the REIT I Subsidiaries and their respective Representatives (i) to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal (as defined below), or any inquiry or proposal that may be reasonably expected to lead to a Competing Proposal, request that any such Person and its Representatives promptly return or destroy all confidential information concerning REIT I or any of the REIT I Subsidiaries and immediately terminate all physical and electronic dataroom access granted to any such Person or its Representatives and (ii) not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage or take any other action for the purpose of facilitating, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal or (C) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a Competing Proposal. It is agreed that any violation of the restrictions set forth in this Section 7.3(a) by any Representative of REIT I or any REIT I Subsidiary shall be deemed to be a breach of this Section 7.3(a) by REIT I.

(b)                Notwithstanding anything to the contrary contained in this Section 7.3, (i) if at any time on or after the date of this Agreement and prior to obtaining the REIT I Shareholder Approvals, REIT I or any of the REIT I Subsidiaries or their respective Representatives receives an unsolicited written Competing Proposal from any Person or group of Persons that the REIT I Board determines in good faith, after consultation with REIT I’s outside financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a Superior Proposal (as defined below), which Competing Proposal was made in circumstances not otherwise involving a breach of this Agreement and (ii) the REIT I Board has determined in good faith, after consultation with REIT I’s outside legal counsel, that a failure to take action with respect to such Competing Proposal would be inconsistent with the duties of the trust managers of REIT I under applicable California Law, REIT I may or may cause its respective Representatives to, in response to such Competing Proposal, and subject to compliance with this Section 7.3(b), (A) contact such Person or group of Persons to clarify the terms and conditions thereof, (B) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to REIT I and the REIT I Subsidiaries to the Person or group of Persons who has made such Competing Proposal, provided that REIT I shall prior to or concurrently with the time such information is provided to such Person or group of Persons provide to NNN REIT any non-public information concerning REIT I or any of the REIT I Subsidiaries that is provided to any Person given such access which was not previously provided to NNN REIT or its Representatives and (C) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal regarding such Competing Proposal. It is agreed that any violation of the restrictions set forth in this Section 7.3(b) by any Representative of REIT I or any of the REIT I Subsidiaries shall be deemed to be a breach of this Section 7.3(b) by REIT I.

(c)                REIT I shall promptly, and in any event no later than 24-hours after receipt of any Competing Proposal or request for non-public information in connection therewith, as applicable, (i) advise NNN REIT in writing of the receipt of such Competing Proposal and any request for confidential information in connection with such Competing Proposal, the material terms of such Competing Proposal or request for confidential information and the identity of the Person or group of Persons making such Competing Proposal or request for confidential information and (ii) keep NNN REIT promptly advised of all material developments (including all changes to the material terms of any Competing Proposal), discussions or negotiations regarding any Competing Proposal and the status of such Competing Proposal. REIT I agrees that it and the REIT I Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits it or a REIT I Subsidiary from providing any information required to be provided to NNN REIT in accordance with this Section 7.3(c) within the time periods contemplated hereby.

(d)                Except as expressly permitted by this Section 7.3(d), the REIT I Board shall not (i)(A) fail to recommend to its shareholders that the REIT I Shareholder Approvals be given or fail to include the REIT I Board Recommendation in the REIT I Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, the REIT I Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the REIT I Board pursuant to Rule 14d-9(f) of the Exchange Act or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the stockholders of REIT I a Competing Proposal (actions described in this clause (i) being referred to as a “REIT I Adverse Recommendation Change”) or (ii) authorize, cause or permit REIT I or any of the REIT I Subsidiaries to enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a Competing Proposal (other than an Acceptable Confidentiality Agreement) (each, an “Acquisition Agreement”). Notwithstanding anything to the contrary herein, prior to the time the REIT I Shareholder Approvals are obtained, the REIT I Board, may make (but in each case, subject to compliance with this Section 7.3(d) and Sections 7.3(a)-(c)), a REIT I Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 9.1(c)(ii) to enter into a definitive Acquisition Agreement that constitutes a Superior Proposal, if and only if, (A) a written Competing Proposal that was not solicited in violation of this Section 7.3 is made to REIT I by a third party and such Competing Proposal is not withdrawn, and (B) prior to taking such action, the REIT I Board has determined in good faith (y) after consultation with REIT I’s outside legal counsel, that failure to take such action would be inconsistent with the duties of the trust managers of REIT I under applicable California Law and (z) after consultation with REIT I’s outside legal counsel and outside financial advisors, that such Competing Proposal constitutes a Superior Proposal; provided, however, that in connection with any such Competing Proposal (1) REIT I has given NNN REIT at least five (5) Business Days’ prior written notice of its intention to take such action (which notice shall include the information with respect to such Superior Proposal that is specified in Section 7.3(c) as well as a copy of any proposal, agreement and all material documentation providing for such Superior Proposal), (2) NNN REIT and REIT I have negotiated, and have caused their respective Representatives to negotiate, in good faith with the other Party and its Representatives, to the extent the other Party wishes to negotiate, during such notice period to enable the other Party to propose in writing revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the REIT I Board shall have considered in good faith any proposed revisions to this Agreement proposed in writing by NNN REIT and shall have determined that, after consultation with REIT I’s outside financial advisors and outside legal counsel, the Competing Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any change to the material terms of such Superior Proposal, REIT I shall, in each case, have delivered to NNN REIT an additional notice consistent with that described in subclause (1) above and the notice period shall have recommenced. Unless this Agreement has been terminated in accordance with Section 9.1(c)(ii), the REIT I Board shall submit this Agreement to the REIT I Shareholders even if the REIT I Board shall have effected a REIT I Adverse Recommendation Change, and the REIT I Board may not submit to the vote of the REIT I Shareholders any Competing Proposal other than the transactions contemplated by this Agreement.

(e)                Except to the extent expressly provided in this Section 7.3, nothing in this Section 7.3 shall prohibit the REIT I Board from: (i) taking and disclosing to the stockholders of REIT I, a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any “stop, look and listen” communication to the stockholders of REIT I pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in either case, if the REIT I Board has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the duties of the trust managers under applicable California Law; provided that any disclosure (other than those made pursuant to clause (ii) of this Section 7.3(e)) permitted under this Section 7.3(e) that is not an express rejection of any applicable Competing Proposal or an express reaffirmation of the REIT I Board Recommendation shall be deemed a REIT I Adverse Recommendation Change and; provided, further, that the REIT I Board shall not, except as expressly permitted by Section 7.3(d), effect a REIT I Adverse Recommendation Change.

(f)                 Except as expressly permitted by this Section 7.3, during the Interim Period, NNN REIT shall and shall cause each of the NNN REIT Subsidiaries and their respective Representatives (i) to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal, or any inquiry or proposal that may be reasonably expected to lead to a Competing Proposal, request that any such Person and its Representatives promptly return or destroy all confidential information concerning NNN REIT or any of the NNN REIT Subsidiaries and immediately terminate all physical and electronic dataroom access granted to any such Person or its Representatives and (ii) not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage or take any other action for the purpose of facilitating, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal or (C) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a Competing Proposal. It is agreed that any violation of the restrictions set forth in this Section 7.3(a) by any Representative of NNN REIT or any NNN REIT Subsidiary shall be deemed to be a breach of this Section 7.3(a) by NNN REIT.

(g)                Notwithstanding anything to the contrary contained in this Section 7.3, (i) if at any time on or after the date of this Agreement and prior to obtaining the REIT I Shareholder Approvals, NNN REIT or any of the REIT I Subsidiaries or their respective Representatives receives an unsolicited written Competing Proposal from any Person or group of Persons that the NNN REIT Board determines in good faith, after consultation with NNN REIT’s outside financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a Superior Proposal, which Competing Proposal was made in circumstances not otherwise involving a breach of this Agreement and (ii) the NNN REIT Board has determined in good faith, after consultation with NNN REIT’s outside legal counsel, that a failure to take action with respect to such Competing Proposal would be inconsistent with the duties of the directors of NNN REIT under applicable Maryland Law, NNN REIT may or cause its respective Representatives to, in response to such Competing Proposal, and subject to compliance with this Section 7.3(g), (A) contact such Person or group of Persons to clarify the terms and conditions thereof, (B) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to NNN REIT and the NNN REIT Subsidiaries to the Person or group of Persons who has made such Competing Proposal, provided that NNN REIT shall prior to or concurrently with the time such information is provided to such Person or group of Persons provide to REIT I any non-public information concerning NNN REIT or any of the NNN REIT Subsidiaries that is provided to any Person given such access which was not previously provided to REIT I or its Representatives and (C) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal regarding such Competing Proposal. It is agreed that any violation of the restrictions set forth in this Section 7.3(b) by any Representative of NNN REIT or any of the NNN REIT Subsidiaries shall be deemed to be a breach of this Section 7.3(b) by NNN REIT.

(h)                NNN REIT shall promptly, and in any event no later than 24-hours after receipt of any Competing Proposal or request for non-public information in connection therewith, as applicable, (i) advise REIT I in writing of the receipt of such Competing Proposal and any request for confidential information in connection with such Competing Proposal, the material terms of such Competing Proposal or request for confidential information and the identity of the Person or group of Persons making such Competing Proposal or request for confidential information and (ii) keep REIT I promptly advised of all material developments (including all changes to the material terms of any Competing Proposal), discussions or negotiations regarding any Competing Proposal and the status of such Competing Proposal. NNN REIT agrees that it and the NNN REIT Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits it or a NNN REIT Subsidiary from providing any information required to be provided to REIT I in accordance with this Section 7.3(c) within the time periods contemplated hereby.

(i)                 Except as expressly permitted by this Section 7.3(d), the NNN REIT Board shall not (i)(A) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, the NNN REIT Board Recommendation, (B) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the NNN REIT Board pursuant to Rule 14d-9(f) of the Exchange Act or (C) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the stockholders of NNN REIT a Competing Proposal (actions described in this clause (i) being referred to as a “NNN REIT Adverse Recommendation Change”) or (ii) authorize, cause or permit NNN REIT or any of the NNN REIT Subsidiaries to enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a Competing Proposal (other than an Acceptable Confidentiality Agreement) (each, an “Acquisition Agreement”). Notwithstanding anything to the contrary herein, prior to the time the REIT I Shareholder Approvals are obtained, the NNN REIT Board, may make (but in each case, subject to compliance with this Section 7.3(d) and Sections 7.3(a)-(c)), a NNN REIT Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 9.1(c)(ii) to enter into a definitive Acquisition Agreement that constitutes a Superior Proposal, if and only if, (A) a written Competing Proposal that was not solicited in violation of this Section 7.3 is made to NNN REIT by a third party and such Competing Proposal is not withdrawn, and (B) prior to taking such action, the NNN REIT Board has determined in good faith (y) after consultation with NNN REIT’s outside legal counsel, that failure to take such action would be inconsistent with the duties of the directors of NNN REIT under applicable Maryland Law and (z) after consultation with NNN REIT’s outside legal counsel and outside financial advisors, that such Competing Proposal constitutes a Superior Proposal; provided, however, that in connection with any such Competing Proposal (1) NNN REIT has given REIT I at least five (5) Business Days’ prior written notice of its intention to take such action (which notice shall include the information with respect to such Superior Proposal that is specified in Section 7.3(c) as well as a copy of any proposal, agreement and all material documentation providing for such Superior Proposal), (2) NNN REIT and REIT I have negotiated, and have caused their respective Representatives to negotiate, in good faith with the other Party and its Representatives, to the extent the other Party wishes to negotiate, during such notice period to enable the other Party to propose in writing revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the NNN REIT Board shall have considered in good faith any proposed revisions to this Agreement proposed in writing by REIT I and shall have determined that, after consultation with NNN REIT’s outside financial advisors and outside legal counsel, the Competing Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any change to the material terms of such Superior Proposal, NNN REIT shall, in each case, have delivered to REIT I an additional notice consistent with that described in subclause (1) above and the notice period shall have recommenced. Unless this Agreement has been terminated in accordance with Section 9.1(c)(ii), the NNN REIT Board shall submit this Agreement to its stockholders even if the NNN REIT Board shall have effected a NNN REIT Adverse Recommendation Change, and the NNN REIT Board may not submit to the vote of their stockholders any Competing Proposal other than the transactions contemplated by this Agreement.

(j)                 Except to the extent expressly provided in this Section 7.3, nothing in this Section 7.3 shall prohibit the NNN REIT Board from: (i) taking and disclosing to the stockholders of NNN REIT, a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any “stop, look and listen” communication to the stockholders of NNN REIT pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in either case, if the NNN REIT Board has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the duties of the directors under applicable Maryland Law; provided that any disclosure (other than those made pursuant to clause (ii) of this Section 7.3(e)) permitted under this Section 7.3(e) that is not an express rejection of any applicable Competing Proposal or an express reaffirmation of the NNN REIT Board Recommendation shall be deemed a NNN REIT Adverse Recommendation Change and; provided, further, that the NNN REIT Board shall not, except as expressly permitted by Section 7.3(d), effect a NNN REIT Adverse Recommendation Change.

(k)                For purposes of this Agreement:

(i)                 “Competing Proposal” means, (A) with respect to REIT I, any proposal or offer, whether in one transaction or a series of related transactions, relating to any (1) merger, consolidation, share exchange, business combination or similar transaction involving REIT I or any REIT I Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), (2) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of REIT I or any of the REIT I Subsidiaries representing twenty percent (20%) or more of the consolidated assets of REIT I and the REIT I Subsidiaries, taken as a whole, (3) issue, sale or other disposition by REIT I or any of the REIT I Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the votes associated with the outstanding shares of REIT I Common Shares, (4) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the votes associated with the outstanding shares of REIT I Common Shares, (5) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to REIT I in which a third party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of REIT I Common Shares, or (6) transaction that is similar in form, substance or purpose to any of the foregoing transactions and (B) with respect to NNN REIT, any proposal or offer, whether in one transaction or a series of related transactions, relating to any (1) merger, consolidation, share exchange, business combination or similar transaction involving NNN REIT or any NNN REIT Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), (2) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of NNN REIT or any of the NNN REIT Subsidiaries representing twenty percent (20%) or more of the consolidated assets of NNN REIT and the NNN REIT Subsidiaries, taken as a whole, (3) issue, sale or other disposition by NNN REIT or any of the NNN REIT Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the votes associated with the outstanding shares of NNN REIT Common Stock, (4) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the votes associated with the outstanding shares of NNN REIT Common Stock, (5) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to NNN REIT in which a third party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of NNN REIT Common Stock, or (6) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Competing Proposal” shall not include (i) the Merger or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among NNN REIT and one or more of the NNN REIT Subsidiaries or solely among the NNN REIT Subsidiaries.

(ii)               “Superior Proposal” means, (A) with respect to REIT I, a written Competing Proposal made by a third party (except for purposes of this definition, the references in the definition of “Competing Proposal” to “twenty percent (20%)” shall be replaced with “fifty percent (50%)”) which the REIT I Board (based on the recommendation of the REIT I Special Committee) determines in its good faith judgment (after consultation with its legal and financial advisors and after taking into account (1) all of the terms and conditions of the Competing Proposal and this Agreement (as it may be proposed to be amended by NNN REIT) and (2) the feasibility and certainty of consummation of such Competing Proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such Competing Proposal and conditions to consummation thereof) to be more favorable from a financial point of view to the REIT I Shareholders (in their capacities as shareholders) than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by NNN REIT)) and (B) with respect to NNN REIT, a written Competing Proposal made by a third party (except for purposes of this definition, the references in the definition of “Competing Proposal” to “twenty percent (20%)” shall be replaced with “fifty percent (50%)”) which the NNN REIT Board (based on the recommendation of the NNN REIT Special Committee) determines in its good faith judgment (after consultation with its legal and financial advisors and after taking into account (1) all of the terms and conditions of the Competing Proposal and this Agreement (as it may be proposed to be amended by REIT I) and (2) the feasibility and certainty of consummation of such Competing Proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such Competing Proposal and conditions to consummation thereof) to be more favorable from a financial point of view to the stockholders of NNN REIT (in their capacities as stockholders) than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by REIT I)).

Section 7.4           Public Announcements. Except with respect to any REIT I Adverse Recommendation Change, any NNN REIT Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law or Order if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement. The Parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement, and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is signed.

Section 7.5           Appropriate Action; Consents; Filings.

(a)                Upon the terms and subject to the conditions set forth in this Agreement, REIT I and each of the NNN REIT Parties shall and shall cause the other REIT I Subsidiaries and the other NNN REIT Subsidiaries, respectively, and their respective Affiliates to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to the Closing set forth in Article 8 to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) subject to Section 7.7(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that neither Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such Party, any of its subsidiaries (including subsidiaries of NNN REIT after the Closing) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of NNN REIT after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

(b)                In connection with and without limiting the foregoing Section 7.5(a), each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither Party shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(c)                Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 7.6           Estoppel Certificates. As promptly as practicable following the date of this Agreement and during the Interim Period, REIT I shall, and shall cause the REIT I Subsidiaries and their respective Affiliates to use, good faith, commercially reasonable efforts to obtain an estoppel certificate, duly executed by each the tenants under the REIT I Leases that are set forth on Section 7.6 of the REIT I Disclosure Letter (each, a “Specified REIT I Tenant”), dated no more than thirty (30) days prior to the Closing Date and reflecting the terms of such REIT I Lease, in substantially the form attached hereto as Exhibit B (each, an “Estoppel Certificate”). REIT I shall provide a draft of the Estoppel Certificates to NNN REIT for review and comment before presenting them to the applicable REIT I Tenant and shall promptly (and at least three (3) Business Days prior to the Closing Date) deliver a copy of such executed Estoppel Certificates to NNN REIT promptly upon receipt thereof by REIT I or any REIT I Subsidiary.

Section 7.7           Notification of Certain Matters; Transaction Litigation.

(a)                REIT I and its Representatives shall give prompt notice to the NNN REIT Parties, and the NNN REIT Parties and their Representatives shall give prompt notice to REIT I, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b)                REIT I and its Representatives shall give prompt notice to the NNN REIT Parties, and the NNN REIT Parties and their Representatives shall give prompt notice to REIT I, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by REIT I, the NNN REIT Parties or their respective Representatives to provide such prompt notice under this Section 7.7(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i), or Section 9.1(d)(i).

(c)                REIT I and its Representatives shall give prompt notice to the NNN REIT Parties, and the NNN REIT Parties and their Representatives shall give prompt notice to REIT I, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any REIT I Subsidiary or NNN REIT Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement. REIT I and its respective Representatives shall give NNN REIT the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against REIT I or its trustees, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without NNN REIT’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The NNN REIT Parties and their respective Representatives shall give REIT I the opportunity to reasonably participate in the defense and settlement of any litigation against the NNN REIT Parties and/or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without REIT I’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.8           Indemnification; Directors’ and Officers’ Insurance.

(a)                Without limiting or being limited by the provisions of Section 7.8(b) and to the extent permitted by applicable Law, during the period commencing as of the Merger Effective Time and ending on the sixth (6th) anniversary of the Merger Effective Time, NNN REIT shall (and shall cause the Surviving Entity to): (i) indemnify, defend and hold harmless each Indemnified Party (as defined below) against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action to the extent such Action arises out of or pertains to (x) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer, partner, member, trustee, employee or agent of REIT I or any of the REIT I Subsidiaries, or (y) this Agreement or any of the transactions contemplated by this Agreement, including the Merger; and (ii) pay in advance of the final disposition of any such Action the expenses (including attorneys’ fees and any expenses incurred by any Indemnified Party in connection with enforcing any rights with respect to indemnification) of any Indemnified Party without the requirement of any bond or other security, in each case to the fullest extent permitted by Law, but subject to NNN REIT’s or the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, NNN REIT or the Surviving Entity, as applicable, (i) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit or proceeding against or investigation of any Indemnified Party for which indemnification may be sought under this Section 7.8(a) without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation, (ii) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (iii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnified Party shall promptly refund to NNN REIT or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

(b)                Without limiting the foregoing and to the extent permitted by applicable Law, each of NNN REIT and the Surviving Entity agrees that, during the period commencing as of the Merger Effective Time and ending on the sixth (6th) anniversary of the Merger Effective Time, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Merger Effective Time now existing in favor of the current or former managers, directors, officers, partners, members, trustees, employees, agents, fiduciaries or other individuals of REIT I or any of the REIT I Subsidiaries (the “Indemnified Party(ies)”) as currently provided in (i) the REIT I Governing Documents or, if applicable, similar organizational documents or agreements of any REIT I Subsidiary (the “REIT I Organizational Documents”). For a period of six (6) years following the Merger Effective Time, the organizational documents of NNN REIT and the Surviving Entity and the organizational documents of any applicable NNN REIT Subsidiary or REIT I Subsidiary shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the REIT I Organizational Documents as of the Merger Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were the Indemnified Parties, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(c)                For a period of six (6) years after the Merger Effective Time, NNN REIT shall cause the Surviving Entity to maintain in effect REIT I’s current directors’ and officers’ liability insurance covering each Person currently covered by REIT I’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to and through the Merger Effective Time; provided, that in lieu of such obligation, (i) the Surviving Entity may substitute therefor policies of an insurance company with the same or better rating as REIT I’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than REIT I’s existing policies as of the date hereof or (ii) in consultation with NNN REIT, REIT I may obtain extended reporting period coverage under REIT I’s existing insurance programs (to be effective as of the Merger Effective Time) for a period of six (6) years after the Merger Effective Time for a cost not in excess of three times the current annual premiums for such insurance; and provided, further, that in no event shall the Surviving Entity be required to pay annual premiums for insurance under this Section 7.8(c) in excess of 300% of the most recent annual premiums paid by REIT I for such purpose, it being understood that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(d)                If NNN REIT or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of NNN REIT or the Surviving Entity, as applicable, assume the obligations set forth in this Section 7.8.

(e)                NNN REIT shall cause the Surviving Entity to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the obligations provided in this Section 7.8.

(f)                 The provisions of this Section 7.8 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third party beneficiaries of this Section 7.8), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of REIT I, NNN REIT and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.8 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise.

Section 7.9           Dividends.

(a)                In the event that a distribution with respect to the shares of REIT I Common Shares permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of REIT I Common Shares on the Closing Date immediately prior to the Merger Effective Time. In the event that a distribution with respect to the shares of NNN REIT Common Stock permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of NNN REIT Common Stock on the Closing Date immediately prior to the Merger Effective Time. After the signing of this Agreement and before the Merger Effective Time, REIT I shall coordinate with NNN REIT with respect to the declaration of, and the setting of record dates and payment dates for dividends on REIT I Common Shares so that (i) holders of REIT I Common Shares do not receive dividends on both REIT I Common Shares and NNN REIT Common Stock received in the Merger in respect of a single distribution period or fail to receive a dividend on either REIT I Common Shares or NNN REIT Common Stock received in the Merger in respect of a single distribution period or (ii) do not receive both a dividend permitted by the proviso to Section 6.1(b)(iii) on REIT I Common Shares and a dividend on NNN REIT Common Stock received in the Merger or fail to receive either a dividend permitted by the proviso to Section 6.1(b)(iii) on REIT I Common Shares or a dividend on NNN REIT Common Stock received in the Merger.

(b)                In the event that REIT I shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.1(b)(iii), it shall notify NNN REIT at least twenty (20) days prior to the Closing Date, and NNN REIT shall be entitled to declare a dividend per share payable to holders of NNN REIT Common Stock and NNN REIT OP Partnership Interests, in an amount per share of NNN REIT Common Stock or per NNN REIT OP Partnership Interest equal to the quotient obtained by dividing (x) the dividend declared by REIT I with respect to each share of REIT I Common Shares by (y) the Exchange Ratio. The record date and time and payment date and time for any dividend payable pursuant to this Section 7.9(b) shall be prior to the Closing Date.

Section 7.10        Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the REIT I Charter or the NNN REIT Charter (“Charter Restrictions”) on the Merger and the other transactions contemplated by this Agreement. No Party shall take any action to exempt any Person (other than the other Parties or their respective Affiliates) from any Takeover Statute of any jurisdiction or Charter Restrictions that may purport to be applicable to the Merger or any of the other transactions contemplated by this Agreement or otherwise cause any restrictions in any Takeover Statute or Charter Restrictions not to apply to any such Person.

Section 7.11        Obligations of the Parties. REIT I shall take all actions necessary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. NNN REIT shall take all actions necessary to (a) cause the NNN REIT Parties to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Merger Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness other than as specifically contemplated by this Agreement.

Section 7.12        Certain Transactions.

(a)                Except as set forth in Section 7.12 of the REIT I Disclosure Letter, REIT I shall cause all contracts (including, for the avoidance of doubt, the REIT I Related Party Agreements) between any former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents of REIT I or any REIT I Subsidiary, on the one hand, and REIT I or any REIT I Subsidiary, on the other hand, to be settled or terminated on or prior to the Closing, without any further obligations, liability or payments (other than customary indemnification obligations) by or on behalf of REIT I as of the Closing. For the avoidance of doubt, the foregoing shall not require the settlement or termination of an agreement that is solely between REIT I and/or any entities that will remain REIT I Subsidiaries after the Closing.

(b)                REIT I represents and warrants that the REIT I DRP and the REIT I SRP have been suspended as of the date of this Agreement and shall take all such actions as may be required to maintain the suspension of the same. REIT I shall (i) take such actions as may be required to terminate the REIT I DRP effective immediately prior to the Effective Time, (ii) ensure that no shares of Company Common Stock are purchased or issued pursuant to the Company DRIP during the Interim Period and (iii) ensure that no purchase or other rights under the REIT I DRP enable the holder of such rights to acquire any interest in NNN REIT or any NNN REIT Subsidiary as a result of such purchase or the exercise of such rights at or after the Effective Time.

(c)                REIT I shall (i) take such actions as may be required to terminate the REIT I SRP effective prior to the Effective Time, (ii) ensure that no shares of Company Common Stock are repurchased by Company pursuant to the REIT I SRP during the Interim Period, except as expressly permitted by this Agreement and (iii) ensure that no redemption or other rights under the REIT I SRP enable the holder of such rights to cause NNN REIT or any NNN REIT Subsidiary to redeem NNN REIT Common Shares issued in connection with the Merger as a result of such redemption or other rights at or after the Effective Time.

(d)                NNN REIT shall use its reasonable best efforts to seek SEC guidance prior to the Merger Effective Time, relating to its ability to include the NNN REIT Class C Common Stock issued as Merger Consideration in the NNN REIT SRP, consistent with all other classes of NNN REIT Common Stock commencing at the earliest possible date following the Merger Effective Time. In the absence of NNN REIT receiving such favorable SEC guidance, NNN REIT shall adopt a share redemption program for the NNN REIT Class C Common Stock issued as Merger Consideration within twelve (12) months following the Merger Effective Time containing terms at least as favorable as the NNN REIT SRP.

Section 7.13        Tax Matters.

(a)                Each of REIT I and NNN REIT shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes. Neither REIT I nor NNN REIT shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b)                NNN REIT shall (i) deliver to Morris, Manning & Martin, LLP a tax representation letter, dated as of the Closing Date and signed by an officer of NNN REIT, containing representations of NNN REIT and (ii) cause Squar Milner LLC to deliver to Morris, Manning & Martin, LLP a reliance letter, dated as of the Closing Date and signed by a partner of Squar Milner LLC, in each case containing representations reasonably necessary or appropriate to enable Morris, Manning & Martin, LLP to render the tax opinion described in Section 8.3(f).

(c)                NNN REIT shall (i) use its reasonable best efforts to obtain the opinion of Morris, Manning & Martin, LLP, and (ii) deliver to Morris, Manning & Martin, LLP a tax representation letter, dated as of the Closing Date and signed by an officer of NNN REIT and NNN REIT Operating Partnership, containing representations of NNN REIT and NNN REIT Operating Partnership reasonably necessary or appropriate to enable Morris, Manning & Martin, LLP to render the tax opinion described in Section 8.3(f).

(d)                REIT I and NNN REIT shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cfooperate in attempting to minimize the amount of Transfer Taxes.

Section 7.14          Amendment of REIT I Charter. The REIT I Board shall resolve to amend the REIT I Charter as set forth in Exhibit A hereto and shall include such amendment in the REIT I Proxy Statement.

Article 8

CONDITIONS

Section 8.1           Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Merger Effective Time of the following conditions:

(a)                Regulatory Authorizations. All consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the Merger and the other transactions contemplated by this Agreement set forth in Section 8.1(a) of the NNN REIT Disclosure Letter and Section 8.1(a) of the REIT I Disclosure Letter shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.

(b)                Shareholder Approval. The REIT I Shareholder Approvals shall have been obtained in accordance with applicable Law and the REIT I Charter and REIT I Bylaws.

(c)                No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Merger shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

(d)                Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

Section 8.2           Conditions to Obligations of REIT I. The obligations of REIT I to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by REIT I, at or prior to the Merger Effective Time, of the following additional conditions:

(a)                Representations and Warranties. (i) The representations and warranties of the NNN REIT Parties set forth in the Fundamental Representations (except Section 5.4(a) (Capital Structure) and Section 5.6 (Brokers), Section 5.7 (Opinion of Financial Advisor), shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, (ii) the representations and warranties set forth in Section 5.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, and (iii) each of the other representations and warranties of the NNN REIT Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or NNN REIT Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a NNN REIT Material Adverse Effect.

(b)                Performance of Covenants and Obligations of the NNN REIT Parties. The NNN REIT Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Merger Effective Time.

(c)                Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a NNN REIT Material Adverse Effect.

(d)                Delivery of Certificate. NNN REIT shall have delivered to REIT I a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of NNN REIT, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e)                Amendment of REIT I Charter. The REIT I Board shall have resolved to amend the REIT I Charter as set forth in Exhibit A hereto and the REIT I Shareholders shall have approved such amendment in the REIT I Shareholders Meeting.

Section 8.3           Conditions to Obligations of the NNN REIT Parties. The obligations of the NNN REIT Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by NNN REIT at or prior to the Merger Effective Time, of the following additional conditions:

(a)                 Representations and Warranties. (i) The representations and warranties of REIT I set forth in the Fundamental Representations (except Section 4.4(a) (Capital Structure), Section 4.18 (Brokers), Section 4.19 (Opinion of Financial Advisor) and Section 4.20 (Takeover Statutes)) shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, (ii) the representations and warranties set forth in Section 4.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, and (iii) each of the other representations and warranties of REIT I contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or REIT I Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a REIT I Material Adverse Effect.

(b)                Performance of Covenants or Obligations of REIT I. REIT I shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Merger Effective Time.

(c)                Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a REIT I Material Adverse Effect.

(d)                Delivery of Certificate. REIT I shall have delivered to NNN REIT a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of REIT I certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e)                Required Consents. REIT I shall have obtained the consents and approvals set forth on Schedule 8.3(e) (the “Required Consents”) in a form reasonably satisfactory to NNN REIT.

(f)                 REIT Opinion. NNN REIT shall have received a written opinion of Morris, Manning & Martin, LLP, dated as of the Closing Date, to the effect that, commencing with NNN REIT’s taxable year that ended on December 31, 2016, NNN REIT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation will enable NNN REIT to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by NNN REIT.

(g)                Section 368 Opinion. NNN REIT shall have received a written opinion of Morris, Manning & Martin, LLP, or other counsel to NNN REIT reasonably satisfactory to REIT I, dated as of the Closing Date and in form and substance reasonably satisfactory to NNN REIT, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Morris, Manning & Martin, LLP may rely upon the tax representation letters described in Section 7.13.

(h)                Approval of Merger by Holders of NNN REIT Common Stock. Although NNN REIT is not required to submit this Agreement or the Merger to the holders of NNN Common Stock for approval under the NNN REIT Charter, the NNN REIT Bylaws or the MGCL, (i) the NNN Board shall have directed that this Agreement and the Merger be submitted for consideration to the holders of NNN REIT Common Stock at a duly held meeting of the holders of NNN REIT Common Stock, (ii) the NNN REIT Board shall have recommended that the holders of NNN REIT Common Stock vote in favor of approval of this Agreement and the Merger, and (iii) this Agreement and the Merger shall have been approved by the affirmative vote of the holders of a majority of the shares of NNN REIT Common Stock present in person or by proxy at such meetings (together, the “NNN REIT Stockholder Approval”).

(i)                 Estoppel Certificates. NNN REIT shall have received (i) at least three (3) Business Days prior to the Closing Date, the Estoppel Certificates from the Specified REIT I Tenants set forth on Section 8.1(a) of the REIT I Disclosure Letter, in form and substance reasonably satisfactory to NNN REIT, along with (ii) a written statement, dated as of the Closing Date and duly executed by REIT I or the applicable REIT I Subsidiary, affirming that as of the Closing, all information contained in such Estoppel Certificates delivered to NNN REIT remains true and correct other than the date through which rental payments are made, which date REIT I or the applicable REIT I Subsidiary shall update to the current correct date. For purposes of the foregoing clause (i), any such Estoppel Certificate shall be deemed unsatisfactory if it discloses: (i) any default by the landlord or the respective tenant under the applicable REIT I Lease; (ii) any amendment, modification or supplement to any REIT I Lease that was not provided to NNN REIT prior to the commencement of the Interim Period; or (iii) any other information that is inconsistent in any material respect with the applicable REIT I Lease or related information as provided to NNN REIT, any NNN REIT Subsidiary or any of their Affiliates, before the commencement of the Interim Period.

(j)                 Settlement Documents and SEC Obligations.  REIT I Advisor and the SEC shall have entered a settlement agreement and any other documents, instruments or agreements of any kind and nature required to be entered into in connection therewith (the “Settlement Documents”) in connection with that certain administrative proceeding commenced by the SEC against REIT I Advisor and such Settlement Documents shall be in full force and effect, no default shall have occurred under any of the Settlement Documents and all obligations thereunder shall have been fully and timely satisfied and all payment and performance obligations shall have been paid and performed, as and when due.

Article 9

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

Section 9.1           Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Merger Effective Time, notwithstanding receipt of the REIT I Shareholder Approvals and NNN REIT Stockholder Approval, as applicable (except as otherwise specified in this Section 9.1):

(a)                by mutual written consent of each of REIT I and NNN REIT;

(b)                by either REIT I (with the prior approval of the REIT I Special Committee) or NNN REIT (with the prior approval of the NNN REIT Special Committee):

(i)                if the Merger shall not have occurred on or before 11:59 p.m. Pacific time on March 31, 2020 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (and (A) in the case of REIT I, including the failure of the other REIT I, and (B) in the case of NNN REIT, including the failure of the other NNN REIT Parties) to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii)               if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and (A) in the case of REIT I, including the failure of the other REIT I, and (B) in the case of NNN REIT, including the failure of the other NNN REIT Parties) to perform in all material respects any of its obligations, covenants or agreements under this Agreement; or

(iii)             if the REIT I Shareholder Approvals or NNN REIT Stockholder Approval shall not have been obtained at the REIT I Shareholders and NNN REIT Stockholder Meetings duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement and the Merger was taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the REIT I Shareholder Approvals and NNN REIT Stockholder Approval was primarily due to the failure of a Party to perform in all material respects any of its obligations, covenants or agreements under this Agreement;

(c)                by REIT I (with the prior approval of the REIT I Special Committee):

(i)                if a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of any of the NNN REIT Parties set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied (a “NNN REIT Terminating Breach”), which breach or failure to perform cannot be cured, or, if capable of cure, has not been cured by the earlier of twenty (20) days following written notice thereof from REIT I to NNN REIT and two (2) Business Days before the Outside Date; provided, that REIT I shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a REIT I Terminating Breach shall have occurred and be continuing at the time REIT I delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i);

(ii)               if REIT I has accepted a Superior Proposal at any time prior to receipt of the Stockholder Approvals in accordance with the provisions of Section 7.3(d) herein; provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 9.3(b) is made in full to NNN REIT and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void;

(iii)             if (A) the NNN REIT Board or any committee thereof, for any reason, shall have effected a NNN REIT Adverse Recommendation Change; (B) the NNN Board or any committee thereof shall have approved, adopted or publicly endorsed or recommended any Competing Proposal, (C) a tender offer or exchange offer for any shares of NNN Common Stock that constitutes a Competing Proposal (other than by REIT I or any of its Affiliates) is commenced and the NNN REIT Board fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of NNN REIT and to publicly reaffirm the NNN REIT Board Recommendation within ten (10) Business Days of being requested to do so by REIT I, or (D) NNN REIT shall have materially violated any of its obligations under Section 7.3, or shall be deemed pursuant to the last sentence of Section 7.3(h) to have materially violated any of its obligations under Section 7.3 (other than any immaterial or inadvertent violations thereof that did not result in a Competing Proposal); or

(iv)              if (A) all of the conditions set forth in Section 8.1 and Section 8.3 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing), (B) on or after the date the Closing should have occurred, REIT I has delivered written notice to NNN REIT to the effect that all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing) and REIT I is prepared to consummate the Closing, and (C) the NNN REIT Parties fail to consummate the Closing within three (3) Business Days after delivery of the notice referenced in the preceding clause (B) (it being understood that during such three (3) Business Day period, NNN REIT shall not be entitled to terminate this Agreement); or

(d)                by NNN REIT (with the prior approval of the NNN REIT Special Committee):

(i)                if a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of REIT I set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 and Section 8.3 not to be satisfied (a “REIT I Terminating Breach”), which breach or failure to perform cannot be cured, or if capable of cure, has not been cured by the earlier of twenty (20) days following written notice thereof from NNN REIT to REIT I and two (2) Business Days before the Outside Date; provided, that NNN REIT shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a NNN REIT Terminating Breach shall have occurred and be continuing at the time NNN REIT delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i);

(ii)               if NNN REIT has accepted a Superior Proposal at any time prior to receipt of the REIT I Shareholder Approvals and NNN REIT Stockholder Approval in accordance with the provisions of Section 7.3(j) hereof; provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 9.3(b) is made in full to REIT I and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void;

(iii)              if, at any time prior to receipt of the REIT I Shareholder Approvals and NNN REIT Stockholder Approval, (A) the REIT I Board or any committee thereof, for any reason, shall have effected a REIT I Adverse Recommendation Change; (B) the REIT I Board or any committee thereof shall have approved, adopted or publicly endorsed or recommended any Competing Proposal, (C) a tender offer or exchange offer for any shares of REIT I Common Shares that constitutes an Competing Proposal (other than by NNN REIT or any of its Affiliates) is commenced and the REIT I Board fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of REIT I and to publicly reaffirm the REIT I Board Recommendation within five (5) Business Days of being requested to do so by NNN REIT, (D) the REIT I Board or any committee thereof fails to include the REIT I Board Recommendation in the REIT I Proxy Statement, or (E) REIT I shall have violated any of its obligations under Section 7.3, or shall be deemed pursuant to the last sentence of Section 7.3(b) to have violated any of its obligations under Section 7.3;

(iv)              if (A) all of the conditions set forth in Section 8.1 and Section 8.2 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing), (B) on or after the date the Closing should have occurred, NNN REIT has delivered written notice to REIT I to the effect that all of the conditions set forth in Section 8.1 and Section 8.3 have been satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing) and the NNN REIT Parties are prepared to consummate the Closing, and (C) REIT I fails to consummate the Closing within three (3) Business Days after delivery of the notice referenced in the preceding clause (B) (it being understood that during such three (3) Business Day period, REIT I shall not be entitled to terminate this Agreement); or

(v)               if the NNN REIT Approval shall not have been obtained at the NNN REIT Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the REIT Merger was taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii)) shall not be available to a Party if the failure to receive the REIT I Shareholder Approval or NNN REIT Stockholder Approval was primarily due to the failure of a Party to perform in all material respects any of its obligations, covenants or agreements under this Agreement.

Section 9.2           Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of REIT I or the NNN REIT Parties, except that the Confidentiality Agreement and the provisions of Section 7.4 (Public Announcements), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.4 (Amendment), and Article 10 (General Provisions) of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any Party from any liability or damages resulting from any fraud or willful and material breach of any of its covenants, obligations or agreements set forth in this Agreement.

Section 9.3           Fees and Expenses.

(a)                Except as otherwise provided in this Section 9.3, all Expenses shall be paid by the Party incurring such fees or expenses, whether or not the Merger are consummated; provided that the Parties will share equally any HSR Act and the Form S-4 filing fees, if any, as may be required to consummate the transactions contemplated by this Agreement.

(b)                In the event that this Agreement is terminated:

(i)                (A)(x) by NNN REIT pursuant to Section 9.1(d)(i), and after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Competing Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Competing Proposal” increased to fifty percent (50%)) has been publicly announced, disclosed or otherwise communicated to the REIT I Board or any Person shall have publicly announced an intention (whether or not conditional) to make such an Competing Proposal or (y) by NNN REIT or REIT I pursuant to Section 9.1(b)(i) (and at the time of such termination REIT I would not have been entitled to terminate this Agreement pursuant to Section 9.1(c)(iii)) and after the date of this Agreement, a Competing Proposal with respect to REIT I has been made to REIT I or publicly announced, disclosed or otherwise communicated to REIT I’s stockholders (and not withdrawn) or any Person shall have publicly announced an intention (whether or not conditional) to make such an Competing Proposal and (B) within twelve (12) months after the date of such termination, a transaction in respect of an Competing Proposal with respect to REIT I is consummated or REIT I enters into a definitive agreement in respect of an Competing Proposal with respect to REIT I that is later consummated, REIT I shall pay to NNN REIT the REIT I Termination Payment;

(ii)               (A)(x) by REIT I pursuant to Section 9.1(d)(i), and after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Competing Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Competing Proposal” increased to fifty percent (50%)) has been publicly announced, disclosed or otherwise communicated to the NNN REIT Board or any Person shall have publicly announced an intention (whether or not conditional) to make such an Competing Proposal or (y) by REIT I or NNN REIT pursuant to Section 9.1(b)(i) (and at the time of such termination NNN REIT would not have been entitled to terminate this Agreement pursuant to Section 9.1(c)(iii)) or Section 9.1(b)(iii) and after the date of this Agreement, a Competing Proposal with respect to NNN REIT has been made to NNN REIT or publicly announced, disclosed or otherwise communicated to NNN REIT’s stockholders (and not withdrawn) or any Person shall have publicly announced an intention (whether or not conditional) to make such an Competing Proposal and (B) within twelve (12) months after the date of such termination, a transaction in respect of an Competing Proposal with respect to NNN REIT is consummated or NNN REIT enters into a definitive agreement in respect of an Competing Proposal with respect to NNN REIT that is later consummated, NNN REIT shall pay to REIT I the NNN REIT Termination Payment;

(iii)             by REIT I pursuant to Section 9.1(c)(i) (other than as described in Section 9.3(b)(ii)), then NNN REIT shall pay to REIT I an amount equal to the Expense Reimbursement Payment;

(iv)             by REIT I pursuant to Section 9.1(c)(ii), then REIT I shall pay to NNN REIT an amount equal to the REIT I Termination Payment.

(v)              by REIT I pursuant to Section 9.1(c)(iii), then NNN REIT shall pay to REIT I an amount equal to the NNN REIT Termination Payment;

(vi)             by REIT I pursuant to Section 9.1(c)(iv), then NNN REIT shall pay to REIT I an amount equal to the NNN REIT Termination Payment;

(vii)            by NNN REIT pursuant to Section 9.1(d)(i) (other than as described in Section 9.3(b)(i)), then REIT I shall pay to NNN REIT an amount equal to the Expense Reimbursement Payment;

(viii)           by NNN REIT pursuant to Section 9.1(d)(ii), then NNN REIT shall pay to REIT I an amount equal to the NNN REIT Termination Payment;

(ix)              by NNN REIT pursuant to Section 9.1(d)(ii), then REIT I shall pay to NNN REIT an amount equal to the REIT I Termination Payment;

(x)               by NNN REIT pursuant to Section 9.1(d)(iv), then REIT I shall pay to NNN REIT an amount equal to the REIT I Termination Payment;

(xi)              by NNN REIT pursuant to Section 9.1(b)(i) and at the time of such termination REIT I would have been entitled to terminate this Agreement pursuant to Section 9.1(c)(iii), then NNN REIT shall pay to REIT I an amount equal to the NNN REIT Termination Payment; or

(xii)             by REIT I pursuant to Section 9.1(b)(i) and at the time of such termination NNN REIT would have been entitled to terminate this Agreement pursuant to Section 9.1(d)(iv), then REIT I shall pay to NNN REIT an amount equal to the REIT I Termination Payment.

(c)                The Parties agree and acknowledge that in no event shall any Party be required to pay a Termination Payment on more than one occasion. Payment of a Termination Payment shall be made by wire transfer of same day funds to the account or accounts designated by the Party entitled to payment thereof (the “Recipient”) (i) prior to or concurrently at the time of consummation of any transaction contemplated by an Competing Proposal, in the case of a Termination Payment payable pursuant to Section 9.3(b)(i) or Section 9.3(b)(i), (ii) prior to or concurrently with termination of this Agreement, in the case of a Termination Payment payable pursuant to Section 9.3(b)(iv) and Section 9.3(b)(v), (iii) concurrently with termination of this Agreement, in the case of a Termination Payment payable pursuant to Section 9.3(b)(x) or Section 9.3(b)(xii), and (iv) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Termination Payment payable pursuant to any other provision of Section 9.3(b).

(d)                Notwithstanding anything in this Agreement to the contrary, in the event that a Termination Payment becomes payable, then such payment shall be the Recipient’s and its Affiliates’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Party obligated to pay the Termination Payment (the “Payor”) and its Subsidiaries and each of their respective Representatives in respect of this Agreement, any agreement executed in connection herewith, and the transaction contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise.

(e)                Each of the Parties acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement. In the event that the Payor shall fail to pay the Termination Payment when due, the Payor shall reimburse the Recipient for all reasonable costs and expenses actually incurred or accrued by the Recipient (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3. Further, if the Payor fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain the payment, the Recipient commences a suit which results in a judgment against the Payor for the payment set forth in this Section 9.3, the Payor shall pay to the Recipient its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at a rate per annum equal to the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date of payment. If payable, the Termination Payment shall not be payable more than once pursuant to this Agreement.

(f)                 The Payor shall deposit into escrow an amount in cash equal to the Termination Payment with an escrow agent reasonably selected by the Recipient, after reasonable consultation with the Payor, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 9.3 and otherwise reasonably acceptable to each of the Parties and the escrow agent. The payment or deposit into escrow of the Termination Payment pursuant to this Section 9.3(b) shall be made by the Payor promptly after receipt of notice from the Recipient that the Escrow Agreement has been executed by the parties thereto. The Escrow Agreement shall provide that the Termination Payment in escrow or the applicable portion thereof shall be released to the Recipient on an annual basis based upon the delivery by the Recipient to the escrow agent of any one (or a combination) of the following:

(i)                a letter from the Recipient’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Recipient without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of the Recipient determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to the Recipient such maximum amount stated in the accountant’s letter;

(ii)               a letter from the Recipient’s counsel indicating that the Recipient received a private letter ruling from the IRS holding that the receipt by the Recipient of the Termination Payment would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Recipient the remainder of the Termination Payment; or

(iii)             a letter from the Recipient’s counsel indicating that the Recipient has received a tax opinion from the Recipient’s outside counsel or accountant, respectively, to the effect that the receipt by the Recipient of the Termination Payment should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Recipient the remainder of the Termination Payment.

The Parties agree to cooperate in good faith to amend this Section 9.3(f) at the reasonable request of the Recipient in order to (A) maximize the portion of the Termination Payment that may be distributed to the Recipient hereunder without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve the Recipient’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(f) or (C) assist the Recipient in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 9.3(f). The Escrow Agreement shall provide that the Recipient shall bear all costs and expenses under the Escrow Agreement and that any portion of the Termination Payment held in escrow for ten (10) years shall be released by the escrow agent to the Payor. The Payor shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes imposed on the Payor in connection therewith). The Recipient shall fully indemnify the Payor and hold the Payor harmless from and against any such liability, cost or expense.

Section 9.4           Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties by action taken or authorized by the REIT I Special Committee and the NNN REIT Special Committee, respectively, at any time before or after receipt of the REIT I Shareholder Approvals and prior to the Merger Effective Time; provided, that after the REIT I Shareholder Approvals have been obtained, there shall not be (i) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of REIT I Common Shares, or which by applicable Law requires the further approval of the stockholders of REIT I without such further approval of such stockholders, or (ii) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Article 10

GENERAL PROVISIONS

Section 10.1        Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Merger Effective Time.

Section 10.2        Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a)                if to a NNN REIT Party to:

The Special Committee of the Board of Directors

RW Holdings NNN REIT, Inc.

3090 Bristol Street, Suite 550

Costa Mesa, California 92626

Attn: Curtis B. McWilliams, Chairperson

email: cbmcwilliams09@gmail.com

with copies (which shall not constitute notice) to:

Morris, Manning & Martin, LLP
1600 Atlanta Financial Center

3343 Peachtree Road, NE

Atlanta, Georgia 30326

Attn: Lauren B. Prevost, Esq. and Amie Singer, Esq.

email: lprevost@mmmlaw.com; asinger@mmmlaw.com

if to a REIT I Party to:

The Special Committee of the Board of Directors
Rich Uncles Real Estate Investment Trust I
3090 Bristol Street, Suite 550

Costa Mesa, California 92626

Attn: Vipe Desai, Chairperson
email: vipe@hdxmix.com

with a copy (which shall not constitute notice) to:

Corporate Law Solutions
907 Sandcastle Drive
Corona del Mar, California 92625
Attention: Gregory W. Preston, Esq.
email: gpreston@corp-law.com

Section 10.3        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5        Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits, Schedules, the REIT I Disclosure Letter and the NNN REIT Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and, (b) except for the provisions of Article 3 (which, from and after the Merger Effective Time, shall be for the benefit of holders of shares of REIT I Common Shares immediately prior to the Merger Effective Time) and Section 7.8 (which, from and after the Merger Effective Time shall be for the benefit of the Indemnified Parties) are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section 10.6        Extension; Waiver. At any time prior to the Merger Effective Time, the Parties may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.7        Governing Law; Venue.

(a)                This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b)                All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any such Maryland state or federal court, for the purpose of any dispute arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such dispute except in such courts, (iii) agrees that any claim in respect of any such dispute may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute, and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.8        Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.9        Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity.

Section 10.10    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 10.10.

Section 10.11    Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

Rich Uncles Real Estate Investment Trust I

By:	/s/ RAYMOND J. PACINI
Name: Raymond J. Pacini
Title: Chief Financial Officer

[Signature Page  to the Agreement and Plan of Merger]

RW Holdings NNN REIT, Inc.

By:	/s/ AARON S. HALFACRE
Name: Aaron S. Halfacre
Title: Chief Executive Officer

Rich Uncles NNN Operating Partnership, LP

By: RW Holdings NNN REIT, Inc., not in its individual capacity but solely as general partner

By:	/s/ AARON S. HALFACRE
Name: Aaron S. Halfacre
Title: Chief Executive Officer

KATANA MERGER SUB, LP

By:	RW Holdings NNN REIT, Inc., its General Partner

By:	/s/ AARON S. HALFACRE
Name: Aaron S. Halfacre
Title: Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]